Exhibit 4(a)21

Execution Copy

DATED 1 August, 2007

ASSETS PURCHASE AGREEMENT

By and Among

ION GLOBAL (CALIFORNIA), INC.

CDC SOFTWARE CORPORATION

and

MOLECULAR, INC.

Jones Day

Solicitors and International Lawyers

29th Floor, Edinburgh Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Telephone No.: (852) 2526-6895

CAM No.: 113437-615014

THIS AGREEMENT is made on 1 August, 2007

BY AND AMONG:

(1)	ION GLOBAL (CALIFORNIA), INC., a company incorporated under the laws of California with its registered office as of the date hereof at 88 Kearny Street, 9th Floor, San Francisco, California 94108, USA (the “Seller”);

(2)	CDC SOFTWARE CORPORATION, a company incorporated under the laws of the Cayman Islands with its registered office as at the date hereof at P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“CDC”); and

(3)	MOLECULAR, INC., a company incorporated under the laws of Delaware with its registered office as at the date hereof at 343 Arsenal Street, Watertown, Massachusetts 02472 U.S.A. (the “Buyer”).

RECITALS:

A.	The Seller has been carrying on the business of (i) providing Internet consulting services and website design and development under the name of Ion Global (the “Business”) and (ii) providing Asian- American advertising and marketing consulting services under the name of Dae Advertising (“Dae Business”). Save for the Business and Dae Business, the Seller has not carried on any other business.

B.	The Seller has agreed to sell and the Buyer has agreed to purchase all of the Purchased Assets (as hereinafter defined) related to the Business on the terms and conditions hereinafter contained. All assets, liabilities and other rights and obligations of the Seller relating solely to the Dae Business are specifically excluded from the terms of this Agreement.

C.	CDC is an Affiliate of the Seller and has agreed to guarantee the performance of the Seller’s obligations hereunder as set forth in Clause 14.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement and in the Schedules, the following definitions are used:

“AAA Rules”	has the meaning set forth in Clause 20.2.1.

“Accounts”	means the unaudited financial statements of the Seller (including a balance sheet and profit and loss statement) made up to the Accounts Date and for the financial period from 1st January 2006 to the Accounts Date prepared in accordance with US GAAP and in manner consistent with past practice, copies of which are annexed hereto as Exhibit A.

“Accounts Date”	means 31st December 2006.

“Acquisition Agreements”	means, collectively, (i) the assets purchase agreement dated the date of this Agreement and made by and among Ion Global Limited, CDC and wwwins Consulting Hong Kong Limited; (ii) the assets purchase agreement dated the date of this Agreement and made by and among chinadotcom Strategic, Inc., CDC and Carat Korea Co., Ltd.; and (iii) the share purchase agreement dated the date of this Agreement and made by and among Ion Global (BVI) Ltd., CDC and Group Carat (Nederland) BV.

“Aegis Group”	means the group of companies comprising the Aegis Group plc and its Subsidiaries. The expression “member of the Aegis Group” shall be construed accordingly.

“Affiliates”	in respect of any specified person or entity, means a person that directly or indirectly controls, is controlled by or is under common control with such specified person or entity or with which such specified person or entity may be connected or may become connected as an officer, director, executive, principal, agent, representative, consultant or otherwise.

“Agreed Form”	means, in relation to any document, such document in the terms agreed between the parties and signed by or on behalf of them for the purposes of identification.

“Agreement”	has the meaning ascribed to such term in the heading of this Agreement.

“Borrowing”	has the meaning set forth in Clause 10.1.15(a).

“Business”	has the meaning ascribed to such term in Recital A of the Agreement.

“Business Day”	means a day (not being a Saturday) on which banks are open for general banking business in San Francisco, California.

“Buyer”	has the meaning ascribed to such term in the heading of this Agreement.

“Buyer Disclosure Letter”	means the letter of even date herewith by the Buyer to the Seller (and acknowledged by the Seller) on the execution and delivery of this Agreement.

“Buyer Indemnified Persons”	has the meaning set forth in Clause 11.1.2.

“Buyer Liabilities”	means the liabilities of the Buyer under the Contracts for which Client Deposits have been paid to the Seller (the amounts as at the date hereof are set out in column 5 of Schedule 4).

“Buyer Warranties”	has the meaning set forth in Clause 15.1.

“Cash”	has the meaning set forth in Clause 2.1.8.

“Claim”	has the meaning set forth in Clause 11.1.1(a).

“Client Deposits”	has the meaning set forth in Clause 2.1.3.

“Closing”	means the completion of the purchase by the Buyer from the Seller of the Purchased Assets in accordance with Clause 6.

“Closing Date”	means 11 September, 2007 or such other date as is determined by the Seller and Buyer.

“Closing Tangible Asset Balance Sheet”	means the balance sheet of the Tangible Asset made up to the Closing Date prepared in accordance with US GAAP and in manner consistent with past practice used to prepare the Accounts.

“Closing Tangible Asset Value”	means the value of the Tangible Asset as at the Closing Date as determined in accordance with Clause 6.6.

“Contracts”	has the meaning set forth in Clause 2.1.3.

“control”	means, in relation to any person at any time, the power (whether directly or indirectly and whether by ownership of share capital, possession of voting power, contract or otherwise) to appoint the majority of the members of the governing body or management, or otherwise to control the affairs and policies of that other person.

“Dae Business”	has the meaning ascribed to such term in Recital A of the Agreement.

“Disclosed”	means referred to in the Disclosure Letter or the Buyer Disclosure Letter (as the case may be).

“Disclosure Letter”	means the letter of even date herewith by the Seller to the Buyer (and acknowledged by the Buyer) on the execution and delivery of this Agreement.

“Effective Employment Date”	has the meaning set forth in Clause 8.1.

“Employees”	means the employees employed in the Business at Closing Date, a list of the employees employed in the Business as at the date of this Agreement is set out in Part 1 of Schedule 1.

“Encumbrance”	means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect.

“Environment”	means the natural and man-made environment and all or any of the following media namely air, water and land including air within buildings and air within other natural or man-made structures above or below ground.

“Environmental Law”	means all laws, regulations, directives, statutes, subordinate legislation, common law and other national and local laws, all judgments, orders, instructions or awards of any court or competent authority and all codes of practice and guidance notes which relate to the Environment or human health or the health of animals or plants.

“Excluded Assets”	means the assets and properties of the Seller other than the Purchased Assets.

“Excluded Liabilities”	has the meaning set forth in Clause 2.3.

“Fixed Assets”	has the meaning set forth in Clause 2.1.2.

“General Event of Indemnification”	has the meaning set forth in Clause 11.1.1(b).

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China

“Independent Advisor”	KPMG International (San Francisco office), or in the event that either the Seller or the Buyer is engaging the services of KPMG International (San Francisco office) at the time of the request made under Clause 6.6.3, a firm of independent nationally recognized chartered accountants agreed by the parties in writing or, failing such agreement, by Ernst & Young (San Francisco office).

“Insurances”	means the policies of assurance and insurance in connection with the Business and the Purchased Assets and the Employees, particulars of which are set out in Schedule 3;

“Intellectual Property”	means all of the following which is owned by, issued to or licensed to the Seller in connection with the Business, along with all income, royalties, damages and payments due or payable at Closing or thereafter including, without limitation, damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or re-examination thereof; trademarks, service marks, logos, trade names, Internet domain names and corporate names together with all goodwill associated therewith, including, without limitation the use of the current corporate name and all translations, adaptations, derivations and combinations of the foregoing; copyrights and copyrightable works (including without limitation, web sites); and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, know-how, drawings, specifications, plans, proposals, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); information technologies (including, without limitation, software programs, data and related documentation); and all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Losses”	means all losses, liabilities, costs (including, without limitation, reasonable attorney’s fees), charges and expenses.

“Management Accounts”	means the unaudited balance sheet of the Seller as at the Management Accounts Date and the unaudited statements of profit and loss of the Seller for the period commencing from 1st January 2007 and ended on the Management Accounts Date prepared in accordance with US GAAP and in a manner consistent with past practice, copies of which are annexed hereto as Exhibit B.

“Management Accounts Date”	means 30 June, 2007.

“Material Adverse Change”	means any material adverse change in the business, assets or position (financial, trading or otherwise), profits or prospects of the Business or any event or circumstance that may result in such a material adverse change. Without prejudice to the generality of the foregoing and to the extent that any adverse change or series of adverse change can be quantified, any adverse change to the extent of more than US$25,000 or series of adverse change to the aggregate extent of more than US$25,000 shall be deemed to be a material adverse change.

“Payment Account Details”	means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, account location and other details specified by the payee and necessary to effect payment by wire transfer to the payee.

“Permit”	means any licence consent authorisation certification or permit required under Environmental Law.

“Purchase Price”	has the meaning set forth in Clause 3.1.

“Purchased Assets”	has the meaning ascribed to such term in Clause 2.1 of this Agreement.

“Relief”	has the meaning set forth in Clause 11.2.1(b).

“Seller”	has the meaning ascribed to such term in the heading of this Agreement.

“Seller Indemnified Persons”	has the meaning set forth in Clause 11.1.2.

“Service Agreement”	has the meaning set forth in Clause 6.2.1(i).

“Special Event of Indemnification”	has the meaning set forth in Clause 11.1.1(c).

“Subsidiary”	means any Affiliate of a company whose shares of more than fifty percent (50%) are owned by such company.

“Tangible Assets”	means the amount by which the assets (comprising (i) Cash; (ii) Work-In Progress; and (iii) Fixed Assets) exceed the Buyer Liabilities. For the avoidance of doubt, the Tangible Asset shall be calculated in the manner set forth on Schedule 8 and the amounts of the Cash, Fixed Assets and Buyer Liabilities estimated as at the Closing Date are set forth on Schedule 8.

“Tax Authority”	means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax, including without limitation the US Internal Revenue Service.

“Tax Event”	has the meaning set forth in Clause 11.2.1(a).

“Tax Legislation”	means all statutes, statutory instruments, orders, enactments, laws, by-laws, directives and regulations, whether domestic or foreign decrees, providing for or imposing any Tax.

“Taxation” or “Tax”	means all taxes, charges, duties, imposts, fees, levies or other assessments, and all estimated payments thereof, including without limitation income, business profits, branch profits, excise, property, sales, use, value added (VAT), environmental, franchise, customs, import, payroll, transfer, gross receipts, withholding, social security, unemployment taxes, as well as stamp duties and other costs, imposed by any Tax Authority, or any subdivision or agency thereof, and any interest and penalty relating to such taxes, charges, fees, levies or other assessments.

“Transferred Employees”	has the meaning set forth in Clause 8.2.

“US”	means the United States of America.

“US$”	means the lawful currency of the United States of America.

“US GAAP”	means the generally accepted accounting principles applicable in the United States, consistently applied.

“Warranties”	has the meaning set forth in Clause 10.1.

“Work-In-Progress”	the percentage of work completed by the Seller which has not been billed under (i) client projects which are billed on a milestone and fixed fee basis; and (ii) Contracts for which Client Deposits have been paid to the Seller up to the Closing Date.

1.2	In this Agreement, save where the context otherwise requires:

1.2.1	a reference to a statute or statutory provision shall include a reference:

(a)	to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision; and

(b)	any subordinate legislation made under the relevant statute;

1.2.2	words in the singular shall include the plural, and vice versa;

1.2.3	the masculine gender shall include the feminine and neutral and vice versa;

1.2.4	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators;

1.2.5	a reference to a clause, sub-clause, Schedule and Exhibit shall be a reference to a clause, sub-clause, Schedule and Exhibit (as the case may be) of or to this Agreement;

1.2.6	if a period of time is specified and commences from a given day or the day of an act or event, it shall be calculated inclusive of that day;

1.2.7	references to any legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the State of Delaware be deemed to include what most nearly approximates in that jurisdiction to the Delaware legal term;

1.2.8	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.2.9	a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

1.2.10	where any of the Warranties is qualified in this Agreement or in the Disclosure Letter by the expression “to the Seller’s knowledge” or “so far as the Seller is aware” or any similar expression, that Warranty shall be deemed to include an additional statement that it has been made after due, diligent and careful enquiry to ensure that all information given in the Warranty is true, complete and accurate in all respects;

1.2.11	any reference herein to “including” shall be construed as a reference to “including but not limited to”;

1.2.12	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement; and

1.2.13	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

1.3	The designations adopted in the recitals and introductory statements preceding this clause apply throughout this Agreement and the Schedules.

2.	SALE AND PURCHASE OF PURCHASED ASSETS

2.1	The Buyer, relying on the agreements, covenants, representations, warranties, undertakings and indemnities of the Seller herein, hereby agrees to purchase from the Seller and the Seller as legal and beneficial owner hereby agrees to sell to the Buyer on the Closing Date free and clear of all Encumbrances, the Purchased Assets (as defined below) together with all rights, title, benefits and interests of the Seller therein, thereto and thereunder:

2.1.1	all customer accounts and mailing and prospect lists in respect of the customers of the Business listed in Part 3 of Schedule 1 together with all the Seller’s rights to service those customers subject to Clause 9;

2.1.2	the machinery, equipment, software and computers (together with all the data stored therein) of the Business (“Fixed Assets”) listed on Schedule 2;

2.1.3	all claims, benefits, rights and entitlements under the contracts, contract rights, agreements, licenses, commitments, sales and purchase orders and other instruments (whether uncompleted or pending) of the Business (collectively, the “Contracts”) listed on Schedule 4 including all deposits or progress payments received prior to the Closing Date for services not yet provided by the Seller as at the Closing Date in respect of the same (“Client Deposits”);

2.1.4	all of the Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under manufacturers’ and sellers’ warranties;

2.1.5	the Intellectual Property owned by or issued to the Seller or licensed to the Seller from a third party listed on Schedule 6;

2.1.6	all claims and rights (if any) under the transferable licenses, including, but not limited to, licenses, permits, consents, authorizations, certificates and approvals of any governmental agency or other governmental authorizations listed on Schedule 7;

2.1.7	all books, accounts, records, files and papers, whether in hard copy or computer format, including, without limitation, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records (subject to all applicable laws), and any information relating to taxes imposed on the Business or the Purchased Assets to the extent such materials relate directly to the Business or the Purchased Assets;

2.1.8	the cash on hand or deposit at banks representing all the Client Deposits (“Cash”), the amount as at the date hereof is set out in column 4 of Schedule 4;

2.1.9	all of the assets, properties and rights related to the Business acquired by the Seller after the date of this Agreement;

2.1.10	all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that the Buyer is the successor to the Business,

(collectively, the “Purchased Assets”).

2.2	Required Consent

2.2.1	Without prejudice to Clause 4, in the event that the Seller is unable to transfer to the Buyer a Contract on the Closing Date because consent from the relevant party to the Contract (other than the Seller) for such transfer has not been obtained on or before that date, the Seller shall use its reasonable efforts to obtain such consent and transfer the full benefit and legal title of such Contract to the Buyer within 60 days from the Closing Date.

2.2.2	The Buyer shall use its reasonable efforts to assist the Seller in obtaining the consent for the purpose of Clause 2.2.1. Without prejudice to Clause 4, the Buyer may at its absolute discretion waive any of the requirements under Clause 2.2.1.

No assumption of liabilities

2.3	Save as herein provided to the contrary, the Buyer is not assuming any obligation or liability of any kind or nature whatsoever of the Seller, whether or not related to the Purchased Assets or the Business, including, without limitation, the following liabilities and obligations of the Seller:

2.3.1	all Claims, demands, obligations or liabilities for Tax for all periods prior to the Closing Date and all Claims, demands, obligations or liabilities for the payment of any transfer tax, stamp duty or recording or filing fees, if any, imposed upon the sale, transfer, assignment and conveyance of the Purchased Assets;

2.3.2

all Claims, demands, obligations, liabilities or indemnifications of any nature whatsoever, whether or not accrued, absolute, contingent, determined or determinable, actual or threatened, known or unknown, which arose or were incurred on or before the Closing Date, or which are based on events occurring on or before the Closing

Date, or which are based on or related to the operation of the Business or ownership or use of the Purchased Assets on or before the Closing Date, notwithstanding that the date on which the Claim, demand, liability or obligation is asserted is after the Closing Date;

2.3.3	all Claims, demands, obligations, liabilities or indemnifications of any nature whatsoever relating to or resulting from the bad faith, willful misconduct or negligence of any Affiliate or other shareholders, managers, directors, officers, employees, agents or representatives of the Seller (including, but not limited to, sexual harassment, discrimination, wrongful termination or other claims involving the workplace), whether actual or threatened, which arose or were incurred on or before the Closing Date, or which are based on events occurring on or before the Closing Date, or which are based on or related to the operation of the Business or ownership or use of the Purchased Assets on or before the Closing Date, notwithstanding that the date on which the Claim, demand, obligation, liability or indemnification is asserted is after the Closing Date;

2.3.4	all Claims, demands, obligations, liabilities or indemnifications of any nature whatsoever relating to any rent, rate or service charge in respect of the premises used by the Business;

2.3.5	all Claims, demands, obligations or liabilities of any nature whatsoever of the Seller to any of its Affiliates or shareholders;

2.3.6	all accounts payable of the Seller;

2.3.7	all indebtedness of the Seller or other liabilities of the Seller for any Borrowing;

2.3.8	any obligation or liability of the Seller which were required to be Disclosed, listed or described in this Agreement and which were not so Disclosed, listed or described;

2.3.9	any obligation or liability of the Seller for fees, costs and expenses relating to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated thereby, including, without limitation, any broker’s or finder’s fees or legal, accounting and other professional or consulting fees and expenses;

2.3.10	any Claim, demand, obligation or liability of the Seller existing at the Closing Date relating to accrued but unpaid salary or incentive, bonus or profit sharing compensation or payments or vacation, holiday, severance pay or any equity or option grants or issuances;

2.3.11	any Claim, demand, obligation or liability relating to any accrued or other liability (as required by US GAAP) for premiums, contributions or payments (including matching contributions or payments) required to be made by the Seller under or as a result of any pension, retirement, compensation or similar plan or for any penalties, interests or other charges relating thereto;

2.3.12	any obligation or liability of the Seller to (a) any of its employees who are offered employment with the Buyer but who on the Closing Date do not accept such employment, and (a) any former employees of the Seller;

2.3.13	any obligation or liability of the Seller under any policies of insurance;

2.3.14	any obligation or liability of the Seller arising out of or resulting from the Seller’s noncompliance with any applicable law or regulation;

2.3.15	any liability, obligation or performance of the Seller under this Agreement;

2.3.16	any Claim, demand, liability or obligation of the Seller arising out of or resulting from the Seller’s acts or omissions occurring before, on or after the Closing Date;

2.3.17	any liability under or related to the credit cards listed in Section 10.1.15(a)(i) of the Disclosure Letter; and

2.3.18	any liability or obligation of the Seller relating to the Excluded Assets,

(collectively the “Excluded Liabilities”).

2.4	The Seller shall promptly pay and discharge in full when due or required to be discharged, or contest in good faith, all Excluded Liabilities.

2.5	Save as provided herein to the contrary, after the Closing, any regular periodic charges with respect to the Business or the Purchased Assets, including amounts payable with respect to personal property Taxes relating to the Purchased Assets, which become due and payable on or after the Closing Date and relate to periods that begin before and end after the Closing Date, shall be prorated and adjusted between the Seller and the Buyer as of the Closing Date on a per diem basis, and the Seller shall be responsible for and pay to the Buyer the portion of such amounts allocable to the period prior to the Closing Date for which payment is due on or after the Closing Date within five (5) Business Days of demand from the Buyer upon presentation of the relevant invoice(s) relating to such charges provided, however, that the Seller shall not be required to pay to the Buyer any amount it intends to dispute in good faith and shall provide the Buyer written notice of its intention to dispute such amount within such five (5) Business Day period.

2.6	From and after the Closing, the Buyer shall have the right and authority to collect for its own account all receivables and other related items that are included in the Purchased Assets. To the extent that, after the Closing, (i) the Buyer or any of its Affiliates receive any payment that is for the account of the Seller according to the terms of this Agreement, or the Seller makes a payment on behalf of the Buyer, the Buyer shall deliver such amount to the Seller or (ii) the Seller or any of its Affiliates receives any payment that is for the account of the Buyer or any of its Affiliates according to the terms of this Agreement, or the Buyer makes a payment on behalf of the Seller, the Seller shall deliver such amount to the Buyer. All amounts due and payable under this Clause 2.6, if any, shall be due and payable by the applicable party in immediately available funds, by wire transfer to an account designated in writing by the other party and shall be delivered to the other party within ten (10) Business Days of receipt thereof.

3.	PURCHASE PRICE

3.1	As consideration for the purchase of the Purchased Assets, in reliance upon the representations and warranties, covenants, agreements and undertakings of the Seller made herein, and subject to the terms and conditions of this Agreement, the Buyer shall pay to the Seller (or where applicable, the Buyer shall remit to the Seller), the sum of US$500,000 (the “Purchase Price”).

3.2	Any payments made to a party to this Agreement pursuant to this Agreement shall be made in cash in US$ and effected by crediting the account specified in the Payment Account Details of the payee(s) by way of wire transfer in immediately available funds on or before the due date for payment which shall be a good discharge of the party required to make payment in respect of its obligations to make such payment.

3.3	The Buyer shall be entitled to deduct or withhold from the Purchase Price such amount as the Buyer may be required to deduct or withhold on account of any Tax under any applicable law or regulation and pay only the balance thereof to the Seller and in such event, the payment of such balance of the Purchase Price (after the deduction or withholding as aforesaid) shall be deemed to be a good discharge of the Buyer’s obligations to make payment of the Purchase Price hereunder.

4.	CONDITIONS

4.1	Conditions Precedent of the Buyer

The obligations of the Buyer under this Agreement are subject to the Buyer’s satisfaction that the following conditions have been duly fulfilled:

4.1.1	completion of satisfactory (in Buyer’s sole and discretionary judgment) legal, commercial, IT, human resources, taxation, financial and clients due diligence by Buyer;

4.1.2	the completion of any formal internal corporate approvals as may be required by Aegis Group plc including approval by the board of directors and Chief Executive Office of Aegis Group plc;

4.1.3	the parties to the Contracts set out in paragraphs (1) to (3) of Schedule 4 (other than the Seller) namely, (i) AIG.com, Inc. and Software Galeria, Inc.; (ii) Walt Disney Parks and Resorts; and (iii) Medallurgy LLC having given each of their respective consents to the assignments or novations of the same in favour of the Buyer;

4.1.4	(a)	there having occurred no Material Adverse Change in the period between the date of this Agreement and Closing;

(b)	nothing having occurred or been omitted which is, or had it occurred or been omitted on or before the date of this Agreement would have constituted, a breach of the Warranties;

(c)	no order or judgement of any court or governmental, statutory or regulatory body having been issued or made prior to Closing, which has the effect of making unlawful or otherwise prohibiting the purchase of the Purchased Assets by the Buyer;

(d)	each of the Seller and CDC having performed or complied with, in all material respects, all covenants, obligations and agreements contemplated by this Agreement to be performed or complied with by it at or prior to Closing, including without limitations those set forth in Clause 5;

(e)	all necessary notification and filings having been made, the expiry, lapsing or termination of all applicable waiting periods (including extensions thereof) under any applicable legislation or regulations and all the licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals necessary or desirable for or in respect of the proposed sale of the Purchased Assets by the Seller to the Buyer having been obtained from appropriate governments, governmental, supranational or trade agencies, courts or other regulatory bodies on terms satisfactory to the Buyer and such licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals remaining in full force and effect.

4.1.5	the Seller having certified in writing the matters mentioned under Clause 4.1.4.

4.1.6	the simultaneous and successful completion of the transactions contemplated under all the Acquisition Agreements to the satisfaction of the Buyer.

4.2	Conditions Precedent of the Seller

The obligations of the Seller under this Agreement are subject to the Seller’s satisfaction that the following conditions have been duly fulfilled:

4.2.1	the completion of any formal internal corporate approvals as may required by the Seller including approval by the Seller’s and its Affiliates’ board of directors and stockholders.

4.2.2	(a)	there having occurred no Material Adverse Change in the period between the date of this Agreement and Closing;

(b)	nothing having occurred or been omitted which is, or had it occurred or been omitted on or before the date of this Agreement would have constituted, a breach of the Buyer Warranties;

(c)	no order or judgement of any court or governmental, statutory or regulatory body having been issued or made prior to Closing, which has the effect of making unlawful or otherwise prohibiting the purchase of the Purchased Assets by the Buyer;

(d)	the Buyer having performed or complied with, in all material respects, all covenants, obligations and agreements contemplated by this Agreement to be performed or complied with by it at or prior to Closing;

(e)

all necessary notification and filings having been made, the expiry, lapsing or termination of all applicable waiting periods (including extensions thereof) under any applicable legislation or regulations and all the licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals necessary for or desirable for or in respect of the proposed sale of the Purchased Assets by the Seller to the Buyer having been obtained from appropriate governments, governmental, supranational or trade agencies, courts or other regulatory bodies on terms satisfactory to the Seller and such licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals, remaining in full force and effect.

4.2.3	the simultaneous and successful completion of the transactions contemplated under all the Acquisition Agreements to the satisfaction of the Seller.

4.3	Responsibility for Satisfaction

4.3.1	The Seller undertakes to use its reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses 4.1.3 to 4.1.5 as soon as possible after the date of this Agreement and before Closing, and shall promptly give notice to the Buyer upon satisfaction of the same.

4.3.2	The Buyer undertakes to use its reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses 4.2.2 (b) and (d) as soon as possible after the date of this Agreement and before Closing, and shall promptly give notice to the Seller upon satisfaction of the same.

4.3.3	Without prejudice to the foregoing, it is agreed that all requests and enquiries from any government, governmental, supranational or trade agency, court or regulatory body shall be dealt with by the Seller and the Buyer in consultation with each other and each of the Seller and the Buyer shall upon mutual agreement, promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

4.3.4	The Buyer may at any time by notice in writing to the Seller, waive any of the conditions in Clause 4.1, in whole or in part, or extend the time set out in Clause 4.4 within which the conditions set out in Clause 4.1 shall be satisfied and such waiver may be made subject to such terms and conditions as are determined by the Buyer.

4.3.5	The Seller may at any time by notice in writing to the Buyer, waive any of the conditions in Clause 4.2, in whole or in part, or extend the time set out in Clause 4.4 within which the conditions set out in Clause 4.2 shall be satisfied and such waiver may be made subject to such terms and conditions as are determined by the Seller.

4.3.6	Should the Buyer or the Seller become aware of anything which will or may prevent any of the conditions set out in Clause 4.1 or Clause 4.2 from being satisfied by the time and date required by Clause 4.4.1 and Clause 4.4.2 the relevant party shall forthwith notify the other in writing.

4.4	Non-Satisfaction

4.4.1	If any of the conditions in Clause 4.1 is not satisfied or waived by the Buyer on or before 11 September, 2007 or such other date as the parties may agree or the Buyer becomes aware of any fact that would prevent any of the conditions in Clause 4.1 from being satisfied, the Buyer may, in its sole discretion, terminate this Agreement and no party shall have any claim against any other under it, save for any claim arising from any antecedent breach (including breach of any undertaking contained in Clause 4.3.1).

4.4.2	If any of the conditions in Clause 4.2 is not satisfied or waived by the Seller on or before 11 September, 2007 or such other date as the parties may agree or the Seller becomes aware of any fact that would prevent any of the conditions in Clause 4.2 from being satisfied, the Seller may, in its sole discretion, terminate this Agreement and no party shall have any claim against any other under it, save for any claim arising from any antecedent breach (including breach of any undertaking contained in Clause 4.3.2).

4.4.3	In the event that the Buyer or Seller shall terminate this Agreement in accordance with Clause 4.4.1 or Clause 4.4.2 (as the case may be), and without limiting the Buyer’s or Seller’s right to claim, all obligations of the Buyer and Seller under this Agreement shall, unless otherwise expressly stated, cease, but, for the avoidance of doubt, all rights and liabilities of the parties which have accrued before such termination shall continue to exist.

5.	ACTION PENDING CLOSING

5.1	Seller’s General Obligations

The Seller undertakes to procure that from the date of this Agreement until Closing:

5.1.1	the Seller will carry the Business only in the ordinary and usual course and in the manner and scope carried on as at the date of this Agreement, save insofar as agreed in writing by the Buyer;

5.1.2	the Buyer and its agents will, upon reasonable notice, be allowed access to the clients, employees and premises of the Seller and shall also be allowed access to, and to take copies of, the books and records of the Seller including, without limitation, the statutory books, minute books, leases, licences, contracts, details of receivables, Intellectual Property, tax records, supplier lists and customer lists in the possession or control of the Seller which relate solely to the Business and the Purchased Assets, subject always to the applicable protections of confidentiality set forth in Clause 17 hereof;

5.1.3	such representatives and advisers as the Buyer requests may be designated to work with the Seller with regard to the management and operations of the Business. The Seller will consult with such representatives and advisers with respect to any action which may materially affect the Business of the Seller taken as a whole. The Seller will furnish to such representatives and advisers such information as it may reasonably request for this purpose;

5.1.4	the Seller shall take all commercially reasonable efforts consistent with past practices to maintain the present status of its property and assets (including the Purchased Assets);

5.1.5	the Seller shall take all commercially reasonable efforts consistent with past practices to maintain the validity of its Intellectual Property set out in Schedule 6;

5.1.6	save only as may be necessary to give effect to this Agreement, the Seller shall not commit, voluntarily permit or procure any act or omission which would render any of the Warranties untrue, inaccurate or misleading in any respect upon Closing;

5.1.7	the Seller shall use its commercially reasonable efforts to promptly provide to the Buyer monthly management accounts in the usual form generated by the Seller;

5.1.8	the Seller shall authorize the Buyer to obtain from the California State Board of Equalization (“State Board of Equalization”) a certificate stating that no taxes, interest or penalties are due with regard to the Seller and shall permit the Buyer to provide the Seller’s details including its name, address, registration or permit number and a description of the transactions contemplated under this Agreement to the State of Board of Equalization upon the Buyer’s application for such certification.

5.2	Restrictions on the Seller

Without prejudice to the generality of Clause 5.1, except as may be expressly provided or contemplated in this Agreement or with the prior written consent of the Buyer (which consent shall not be unreasonably withheld), the Seller shall not between the date of this Agreement and Closing with respect to the Business or the Purchased Assets:

5.2.1	incur or enter into any agreement or commitment involving any capital expenditure in excess of US$25,000;

5.2.2	enter into or amend any contract or commitment in respect of the Business: (i) which is not capable of being terminated without compensation at any time with one months’ notice or less; or (ii) which is not in the ordinary and usual course of business and on arms’ length terms or (iii) which involves or may involve total revenue or total expenditure in excess of US$25,000;

5.2.3	enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms otherwise than in the ordinary course of business;

5.2.4	incur any indebtedness otherwise than in the ordinary and usual course of business;

5.2.5	save as required by law, make any amendment to the terms and conditions of employment or engagement (including, without limitation, remuneration, pension entitlements and other benefits) of any employee, consultants or interns employed by the Seller under the Business, provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependants, or dismiss or terminate (except with good cause) the employment of any employee or engage or appoint any additional employee for the Business;

5.2.6	acquire or agree to acquire or sell, transfer, lease, assign or dispose any Purchased Assets or agree to sell, transfer, lease, assign or dispose of any Purchased Assets or enter into or amend any material contract or arrangement in respect of the Purchased Assets;

5.2.7	sell, convey, lease, assign or otherwise transfer or dispose of any interest in any amounts receivable except in the ordinary course of business;

5.2.8	delay making payment to any trade creditors of the Business generally beyond the date on which payment of the relevant trade debt should be paid in accordance with credit periods authorised by the relevant creditors (or (if different) the period extended prior to the date of this Agreement by creditors in which to make payment);

5.2.9	amend, to any material extent, any of the terms on which goods, facilities or services are supplied, such supplies being material in the context of the Business, except where required to do so in order to comply with any applicable legal or regulatory requirement;

5.2.10	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create or agree to create any Encumbrance over any of the Purchased Assets;

5.2.11	amend or discontinue any Insurance contract, fail to notify any claim under the Insurances in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed;

5.2.12	make any change to its accounting practices or policies or accounting reference date or amend its memorandum or articles of association (or equivalent constitutional documents);

5.2.13	make any substantial change in the nature or organisation of the Business;

5.2.14	discontinue or cease to operate all or a material part of the Business or resolve to be wound up;

5.2.15	change its residence for Taxation purposes;

5.2.16	grant a licence of or assign or otherwise dispose of or create any Encumbrance over any Purchased Assets in favour of any third party (not being the Buyer); or

5.2.17	commence, compromise or discontinue any legal or arbitration proceedings relating to the Business and the Purchased Assets (other than in respect of the collection of debts which are not material in the context of the Business in the ordinary and usual course of business).

5.3	Exercise of Buyer’s Rights

It is hereby acknowledged (for the avoidance of doubt) that none of the provisions of this Clause 5 or the exercise or failure to exercise by the Buyer of its rights thereunder, shall give rise to any liability on the part of the Buyer or any of its employees, consultants or representatives or any person connected with it (except to the extent that any losses or damages to the Seller are caused by the Buyer’s gross negligence or wilful misconduct in respect of the exercise of the Buyer’s right under Clause 5.1.2).

6.	CLOSING

6.1	Closing shall take place at the offices of Jones Day at 29th Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong or such other place as the parties may agree, on the Closing Date.

6.2	On the Closing Date:

6.2.1	the Seller shall deliver or cause to be delivered to the Buyer:

(a)	such conveyances, assurances, transfers, assignments, releases, novation agreements, consents and other documents duly executed by the relevant parties as the Buyer may require to vest in the Buyer the full benefit of and valid legal title to the Purchased Assets and all other rights and assets hereby agreed to be sold and the full benefit of this Agreement including:

(i)	Bill of Sale and Assignment of the Purchased Assets in substantially the form attached as Schedule 12 duly executed by the Seller and CDC;

(ii)	duly executed assignments or novation agreements in the Agreed Form of the Contracts set out in paragraphs (1) to (3) of Schedule 4;

(b)	all subsisting contracts, licenses and permits in connection with the Purchased Assets and all books, accounts, papers, records and other documents (including financial records) relating to the Purchased Assets and all lists of customers and suppliers and other information or documents in relation to the Business as the Buyer may require;

(c)	all the designs and drawings, plans, technical and sales publications, advertising material, brochures, catalogues and other technical and sales matter of the Seller in relation to the Business together with any plates, blocks, negatives and other like material relating thereto;

(d)	any other documents of title or transfer of ownership relating to any of the other Purchased Assets;

(e)	such other documents as may be required to give to the Buyer good title to the Purchased Assets, to enable the Buyer or its nominees to become the registered owner thereof and to consummate the transactions contemplated by this Agreement;

(f)	duly notarised power of attorney under which any document is executed on behalf of the Seller if applicable;

(g)	certificate in the form set out in Part 1 of Schedule 10 duly executed by the Seller confirming the Warranties;

(h)	certificate in writing duly executed by the Seller pursuant to Clause 4.1.5 confirming the matters mentioned thereunder;

(i)	the service agreement in substantially the form attached hereto as Schedule 11 (“Service Agreement”) duly executed by Wei-Tai Kwok, and the employment letters in substantially the form attached hereto as Part 2 of Schedule 1 duly executed by Simon Mathews, James Douglas and Camila Carvalho;

(j)	legal opinion from Cayman counsel in the Agreed Form and dated as of the Closing Date;

(k)	duly executed release in the Agreed Form releasing the Transferred Employees from certain obligations and liabilities under the existing employment agreements (including any non-compete or non-disclosure provisions and any non-solicitation undertakings thereunder) permitting the Transferred Employees to perform their obligations under the relevant employment agreements with the Buyer and, in the case of any non-solicitation undertakings, only to the extent necessary to assist the Seller in compliance of its obligations under Clause 8.2;

(l)	[intentionally left blank]

(m)	a reasonably current long form Good Standing Certificate of the Seller issued by the California Secretary of State;

(n)	appropriate payoff letters and termination statements under the Uniform Commercial Code and other instruments as may be requested by the Buyer to extinguish all outstanding indebtedness of the Seller (including indebtedness to Affiliates) in respect of the Purchased Assets and all Encumbrances related thereto as reasonably directed by the Buyer;

(o)	reasonably current Certificate of Good Standing and Incumbency of CDC;

(p)	signed copies of the resolutions duly passed by:

(i)	the board of directors and the shareholder of the Seller; and

(ii)	the board of directors of CDC, approving this Agreement, the transfer of the Purchased Assets and the transactions contemplated hereunder, and the execution, delivery and performance of this Agreement by the Seller and CDC, in form and substance satisfactory to the Buyer;

a schedule prepared by the Seller setting out the Work-In-Progress for the purpose of the Buyer’s preparation of the Calculation Statement.

6.2.2	the Seller shall permit the Buyer to take possession of the Purchased Assets.

6.3	Upon compliance by the Seller with the provisions of Clause 6.2, the Buyer shall at Closing pay the Purchase Price to the Seller in accordance with Clauses 3.2 and 3.3.

6.4	The Buyer shall provide Seller with a certificate in the form set out in Part 2 of Schedule 10 duly executed by the Buyer confirming the Buyer Warranties.

6.5	It is a condition to Closing that (and the Buyer and Seller shall have no obligation to complete the sale and purchase of the Purchased Assets hereunder unless) the transactions contemplated under all the Acquisition Agreements shall be completed simultaneously and successfully with the completion of the sale and purchase of the Purchased Assets hereunder.

6.6	Closing Tangible Asset Value

6.6.1	Within a period of two (2) months after Closing, the Buyer shall at its sole cost and expense prepare the Closing Tangible Asset Balance Sheet and provide the Seller with a written statement of its calculation of the Closing Tangible Asset Value (the “Calculation Statement”) according to the Closing Tangible Asset Balance Sheet. The Seller shall render reasonable assistance to the Buyer and provide such information as the Buyer may reasonably require in order to enable the Buyer to prepare the Closing Tangible Asset Balance Sheet at the Buyer’s sole cost and expense.

6.6.2	Upon receiving a Calculation Statement, the Seller shall within thirty (30) days either (i) notify the Buyer in writing that they agree with the Calculation Statement or (ii) notify the Buyer in writing that it does not agree with the Calculation Statement and stating the grounds of its disagreement and its own calculation of the Closing Tangible Asset Value together with a copy of any financial information used in making such calculation (the “Dispute Notice”). The Buyer shall give reasonable assistance to the Seller and its representatives and agents including without limitation access to the books and records relating to the Business and Purchased Assets necessary for the Seller to evaluate the Calculation Statement. If the Buyer does not receive any Dispute Notice from the Seller within such thirty (30) days period, the Seller shall be deemed to have agreed to the Calculation Statement and the Buyer’s calculation of the Closing Tangible Asset Value.

6.6.3	In the event a Dispute Notice is given by the Seller according to Clause 6.6.2, the Seller and the Buyer shall meet and attempt in good faith to resolve the items or amounts in dispute. If the Seller and the Buyer are unable to reach an agreement within five (5) days after receipt of the Dispute Notice by the Buyer, either party may request an Independent Advisor to review the disputed items or amounts and compute the Closing Tangible Asset Value in question. In making its calculation, the Independent Advisor shall consider only the items or amounts in dispute (and to the extent required, any other items or amounts necessary to derive the disputed items or amounts). Such determination shall be made within fourteen (14) days after such request and shall be conclusive and binding on the parties. The fees, costs and expenses of the Independent Advisor shall be borne by the party whose calculation of the Closing Tangible Asset Value is furthest from the Independent Advisor’s calculation.

If the Closing Tangible Asset Value is less than the sum of US$25,000, the Seller shall forthwith pay to the Buyer the amount of the deficit. If the Closing Tangible Asset Value is greater than the sum of US$25,000, the Buyer shall forthwith pay to the Seller the amount by which the Closing Tangible Asset Value exceed US$25,000.

6.7	Client Billing and Work-In-Progress

6.7.1	Upon the execution of this Agreement by the parties, the Seller shall notify all of its clients that are billed on a monthly basis of the transactions contemplated by this Agreement. The Seller shall bill such clients for all services provided through Closing Date and such amounts shall be paid by the clients directly to the Seller. If any client does not accept such billing arrangement, the Buyer shall bill the relevant client and remit payment received from the client in accordance with Clause 2.6.

6.7.2	For all client projects which are billed on a milestone and fixed fee basis and Contracts for which Client Deposits have been paid to the Seller, the Seller and Buyer shall negotiate in good faith to agree upon the Work-In-Progress for each such project and Contract. Any disagreements regarding calculation of the Work-In-Progress as set out in the Calculation Statement shall be resolved in accordance with the mechanism set forth in Clause 6.6 of this Agreement.

6.7.3	The Seller warrants and agrees that the Buyer can bill the clients in full in respect of all account receivables for Work-In-Progress and that such accounts receivables shall be collectable in full. The Seller shall reimburse the Buyer any amount of the account receivables included in the calculation of the Work-In-Progress which is not fully paid by the relevant debtor within a period of six (6) months after Closing (“Outstanding Accounts Receivables”). Upon the Seller’s reimbursement of the Outstanding Accounts Receivables to the Buyer, the Buyer shall assign the right for collection of the Outstanding Account Receivables to the Seller.

7.	BULK SALES

The Buyer hereby waives, in connection with the transactions contemplated by this Agreement, compliance with the “bulk sales” provision of Article 6 of the Uniform Commercial Code as it is in effect in the states where the Seller owns assets to be conveyed to the Buyer hereunder and other similar bulk transfer notice provisions other than bulk sale tax notice provisions. The Seller shall indemnify and hold harmless the Buyer against any and all liabilities that may be asserted by third parties against the Buyer as a result of such non-compliance.

8.	EMPLOYMENT

8.1

Prior to the Closing Date, the Seller shall give notice to the Employees terminating their employment in accordance with any applicable laws including but not limited to any laws related to foreign national work visa, with effect from the Closing Date or such later date as shall be required in order to comply with the provisions of the applicable laws. On or before Closing, the Buyer shall offer to such Employees employment with the Buyer on base salary terms no less favourable from those on which the Employees are currently employed by the Seller as set forth on Part 1 of Schedule 1, and on such additional terms as are set forth on Part 2 of Schedule 1 with effect from the Closing Date or such later date as required by applicable laws (“Effective Employment Date”), such offer notices to be in Agreed Form. If the Effective Employment Date for any Employee shall fall on a date after the Closing Date, then, for the period from the Closing Date to the Effective Employment Date, the Seller shall, upon the Buyer’s request, and pursuant to an agreement with terms and conditions reasonably satisfactory to the Buyer and the Seller, second such Employee as the Buyer so requests to the Buyer. The Buyer will, during the term of secondment (“Secondment Period”) of each such Employee, be responsible for the payment of the salaries, expenses and benefits of such Employee relating to and during such secondment (“Second Payments”). In addition, the Buyer shall, during the Secondment Period for any Seconded Employee, accrue bonuses for such Seconded Employee in accordance with the Buyer’s bonus policies then in effect. Such bonuses shall be paid to the Seconded Employee in accordance with the Buyer’s bonus policies then in effect after the Seconded Employee becomes an employee of the Buyer. The Buyer may terminate the secondment of any Employee at any time;

provided, however that the Buyer shall provide Seller five (5) days written notice prior to such termination; provided further, however, that Buyer shall not be required to provide such notice to the Seller before terminating the secondment of such Employee if the Employee has engaged in any felony, fraud, dishonesty, gross negligence, misconduct or conduct that brings Buyer or any subsidiary or affiliate of Buyer into substantial public disgrace or disrepute. The Buyer hereby undertakes to remit to the Seller any Secondment Payments paid by the Seller within ten (10) Business Days of the Buyer’s receipt of a statement from the Seller setting out a breakdown of such payments relating to each seconded Employee.

8.2	The Seller shall use commercially reasonable efforts to procure the Employees to consider employment with the Buyer and will assist the Buyer in making offers and in hiring the Employees, including by providing the Buyer with access to such Employees during the period from the effective date of this Agreement until Closing. The Seller shall not take, and shall cause each of its Affiliates not to take, any action that would impede, hinder, interfere or otherwise compete with the Buyer’s effort to hire any Employees. Employees who receive and accept offers of employment from the Buyer are referred to as “Transferred Employees” as of the Effective Employment Date and shall enter into such agreements as may be requested by the Buyer, which may include customary invention assignment, confidentiality, non-solicitation and non-compete provisions. The Seller shall be responsible for Employees who do not become Transferred Employees and for all severance, costs and expenses related to such Employees.

8.3	Save as provided in the third to last sentence of Clause 8.1, no employment related liabilities arising through the Effective Employment Date with respect to any Transferred Employees, any other Employees or employees of the Seller or any Subsidiary of the Seller or any of their respective beneficiaries shall be assigned to or assumed by the Buyer. The Seller shall pay each Transferred Employee any and all salary and other employment related payments due to such Transferred Employee (a) through the Effective Employment Date in accordance with the Seller’s existing policies, including any payments with respect to accrued vacation time, bonuses agreed to be paid by the Seller or otherwise promised by the Seller for the financial year 2007, severance or prior notice of termination, and (b) any payments required to be made to any such Employee as a result of the transactions contemplated hereby. The Seller shall fully indemnify and keep indemnified the Buyer against any claim for wrongful dismissal or redundancy or otherwise that may be made against the Buyer by any person who was at any time an employee of the Seller in connection with the Business including any claims arising out of their terms of employment or under the applicable laws and against any other claims arising from the termination of their employment, and the Seller shall also indemnify and keep indemnified the Buyer against any such claims brought by any Employee who accepts employment with the Buyer to the extent that such claims relate or are referable to a period or periods of employment before the Effective Employment Date. Notwithstanding the foregoing, the Buyer shall indemnify the Seller against any claim made by a customer or supplier of the Buyer based on work performed by a seconded Employee at the direction of the Buyer during the Secondment Period.

9.	ASSIGNMENT OF CONTRACTS AND RIGHTS

9.1	This Agreement shall not constitute an agreement to assign any Purchased Asset or any claim, right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Buyer thereunder.

9.2	If any licenses, consents or agreements from third parties are required for the transfer, assignment or novation to or in favour of the Buyer of any Contracts under this Agreement, the Seller shall use its reasonable efforts (but without any payment of money by the Buyer) to obtain such license, consents or agreement from the other parties on or before the Closing Date or claim any right or any benefit arising thereunder for the assignment thereof to the Buyer as the Buyer may request.

9.3	Without prejudice to Clauses 2.2 and 4, if such license, consent or agreement is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Seller thereunder so that Buyer would not in fact receive or otherwise be entitled to the full benefit of all such rights, the Seller shall, to the extent not prohibited under applicable agreements, enter into such arrangement with the Buyer at the Buyer’s reasonable direction under which the Buyer will obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to the Buyer, or under which the Seller would enforce for the benefit of the Buyer, with the Buyer assuming Seller’s obligations, any and all rights of the Seller against a third party thereto. The Seller shall promptly pay to the Buyer when received all monies received by the Seller under any Purchased Asset or any claim, right or any benefit arising thereunder. The foregoing provisions do not affect Buyer’s rights and remedies against the Seller in respect of a Contract which they have warranted is assignable, or may be performed by Buyer instead of the Seller without any novation or transfer agreement.

9.4	Subject to Clauses 9.1 to 9.4, with effect from the Closing Date, the Buyer shall observe and perform all obligations and commitments of the Seller under the Contracts and the liabilities incurred from such obligations and commitments provided that nothing in this Agreement:

9.4.1	shall require the Buyer to perform any obligation falling due for performance or which should have been performed before the Closing Date; or

9.4.2	shall make the Buyer liable for any act, neglect, default or omission in respect of any Contracts or for any claim, expense, loss or damage arising from any failure to obtain the consent or agreement of any third party to the entry into of this Agreement or from any breach of any of the Contracts caused by this Agreement or its Closing; or

9.4.3	shall impose any obligation on the Buyer for or in respect of any goods supplied by the Seller or any service performed by the Seller.

9.5	The Seller shall indemnify the Buyer against all actions, proceedings, costs, damages, claims and demands in respect of:

9.5.1	any act or omission on the part of the Seller in relation to the Contracts;

9.5.2	any alleged fault, defect or error of any kind arising from goods supplied or services provided by the Seller.

10.	WARRANTIES BY SELLER AND CDC

10.1	The Seller hereby warrants and represents to the Buyer that the matter set forth in Clauses 10.1.1 to 10.1.59 (“Warranties”) are true, accurate and complete (a) as of the date of this Agreement and (b) as of the Closing Date.

GENERAL WARRANTIES

The Accounts

10.1.1	General

the Accounts and Management Accounts:

(a)	have been prepared in accordance with US GAAP;

(b)	are accurate and show a true and fair view of the affairs of the Seller and the Business as at the specified accounting date and of its results for the accounting reference period ended on that date;

(c)	comply with the requirements of all applicable statutes, laws, rules and regulations;

(d)	are prepared on consistent bases and policies of accounting; and

(e)	are not affected by any unusual or non-recurring items except as may be referenced in the notes associated therewith.

10.1.2	Provision for liabilities, capital commitments and bad debts the Accounts and Management Accounts make adequate provisions or reserves for, or disclose, all liabilities (including contingent, deferred and disputed liabilities) and whether liquidated or unliquidated and all capital commitments of the Seller and the Business as at the specified accounting date, indicate clearly which of those liabilities are not usually provided for or reserved, and make adequate provision or reserve for all bad and doubtful debts. All accounts and notes receivables of the Seller are, individually and in the aggregate, collectible in full, net of reserves therefore. All accounts and notes receivable of the Seller represent sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered by the Seller. To the Seller’s knowledge, no counter claims, defences or offsetting claims with respect to the accounts or notes receivable of the Seller are pending or threatened. Save as Disclosed, all of the accounts and notes receivable of the Seller relate solely to sales of goods or services to customers of the Seller, none of whom are Affiliates of the Seller or any of its Affiliates.

10.1.3	[Intentionally left blank]

10.1.4	Valuation and depreciation as in previous accounts

the method of valuing work in progress adopted in the Accounts and Management Accounts and the basis of depreciation adopted in respect of fixed assets are the same as the corresponding accounts for the preceding years (if any).

10.1.5	Rate of depreciation

save as Disclosed, the rate of depreciation adopted in the Accounts and Management Accounts is sufficient for the value of each of the fixed assets of the Business to be written down to nil by the end of its useful working life.

10.1.6	Profits

save as Disclosed, the profits shown in the Accounts and Management Accounts have not to a material extent been affected (except as disclosed in those accounts) by any extraordinary or exceptional event or circumstance or by any other factor rendering them unusually high or low except as may be referenced therein.

10.1.7	Position since Accounts Date

save as Disclosed, since the Accounts Date:

(a)	the Business has been carried on in the ordinary course and so as to maintain it as a going concern;

(b)	there has been no Material Adverse Change in the financial or trading position or prospects of the Seller and the Business;

(c)	there has been no reduction amounting to a Material Adverse Change in the value of the net tangible assets of the Seller and the Business on the basis of the valuations adopted in the Accounts;

(d)	the Seller has not entered into any transaction which has given rise or shall give rise to a liability to Taxation on the Seller (or would have done so or would or might do so but for the availability of any relief, allowance, deduction or credit) other than profits tax on actual income (and not chargeable gains or deemed income) of the Seller arising from transactions entered into in the ordinary course of business;

(e)	the Business has not been affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a similar extent and the Seller are not aware of any facts likely to give rise to any such effect whether before or after Closing;

(f)	the Seller has not acquired or disposed of or agreed to acquire or dispose of any business or any asset;

(g)	no debtor has been released by the Seller on terms that he pays less than the book value of any debt (subject to settlement discounts on the usual terms which have been Disclosed to the Buyer) and no debt has been written off or has proved to be irrecoverable to any extent;

(h)	the Seller has not paid any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment other than in the ordinary course of business;

(i)	the Seller does not have any known, material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, regardless of when asserted) arising out of transactions or events entered into prior to the date of this Agreement, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date of this Agreement, except (i) liabilities reflected in the Accounts or Management Accounts, or (ii) liabilities that have arisen after the Accounts or Management Accounts Date in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, legal violation or environmental liability).

(j)	Schedule 9 sets forth a true, accurate and complete list of the name and address of each bank with which the Seller has an account or safe deposit box and the name of each person authorized to draw thereon or have access thereto.

Assets

10.1.8	Title to Assets

the assets included in the Accounts and Management Accounts or acquired by the Seller since the Accounts Date and all Purchased Assets are the absolute property of the Seller free from any mortgage, charge, lien, bill of sale or other Encumbrance and are not the subject of any leasing, hiring or hire-purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement or any interests of the third parties, and all such assets are in the possession or under the control of the Seller.

10.1.9	Condition of plant machinery and equipment

the machinery, office equipment, computer systems and vehicles used by the Seller for the Business are in good repair, regularly maintained and fully serviceable and comply in all material respects with any applicable legal requirement or restriction, and the vehicles are duly licensed and suitable for the purposes for which they are used.

10.1.10	Control of records and information

all records and information belonging to the Seller (whether or not held in written form) relating to the Business and the Purchased Assets are in its exclusive possession, under its direct control and subject to unrestricted access by it.

10.1.11	Acquisition at arm’s length

the Seller has not acquired any Purchased Asset on terms which were not by way of bargain at arm’s-length.

10.1.12	[intentionally left blank]

10.1.13	Nature of debts

the Seller is not owed any money other than trade debts incurred in the ordinary course of business and cash at bank under the Business.

10.1.14	(a)	Realisation of book debts

the book debts shown in the Accounts and Management Accounts have realised, or shall realise within twelve months from the date of this Agreement, their full nominal amount less any reserve for bad or doubtful debts included in the Accounts and Management Accounts; and the book debts of the Seller which have arisen since the Accounts Date shall realise within the same period.

(b)	Sufficiency of Assets

the Purchased Assets constitute assets, properties and rights used exclusively in the Business as heretofore conducted.

Borrowings, Grants and Loans to Directors

10.1.15	Borrowings

(a)	save as Disclosed the Seller does not have outstanding any obligation for the payment or repayment of money, whether present or future, actual or contingent, relating to the Business in respect of:

(i)	monies borrowed or raised (whether from banks or otherwise and including, without limitation, any revolving lines of credit or term loans);

(ii)	any recourse to a company selling or discounting receivables in respect of receivables sold or discounted;

(iii)	moneys raised under any bond, note, stock, or other security;

(iv)	moneys raised under or in respect of acceptance credit and documentary credit facilities;

(v)	the acquisition cost of assets or services to the extent payable after the time of acquisition or possession;

(vi)	rental payments under capital leases, chattel leases and hire purchase agreements; or

(vii)	any guarantee, indemnity or other assurance against or arrangement intended to prevent or limit loss in respect of any obligation for the payment or repayment of money described in paragraphs (i) to (vii) above whether by the Seller, its Affiliates, shareholders, managers, officers, employees, agents, representatives or any other third party (any such obligation being referred to under this Agreement as a “Borrowing”);

(b)	save as Disclosed the Seller does not have subsisting over the whole or any part of its present or future revenues or assets under the Business any Encumbrance, mortgage, charge, pledge, lien or other security interest or any other agreement or arrangement having a similar effect.

(c)	save as Disclosed no Borrowing of the Seller relating to its Business has become or is now due and payable, or capable of being declared due and payable, before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of money before its normal or originally stated maturity has been received by the Seller.

(d)	no event or circumstance has occurred, or may occur with the giving of notice or lapse of time determination of materiality or satisfaction of any other condition, such as to entitle any person to require the payment or repayment of any Borrowing relating to the Seller’s Business before its normal or originally stated maturity or which is or shall be such as to terminate, cancel or render incapable of exercise any entitlement to draw money or otherwise exercise the rights of the Seller under an agreement relating to Borrowing relating to the Seller’s Business.

10.1.16	Grants and subsidies

the Seller has not done or agreed to do anything in respect of its Business as a result of which:

(a)	any investment grant or other grant or any subsidy received by the Seller is or may be liable to be refunded wholly or partly; or

(b)	any application made by the Seller for such a grant or subsidy shall or may be refused wholly or partly and neither the signature nor the performance of the Agreement shall have any such result.

10.1.17	Connected transactions

there is not outstanding any agreement or arrangement between the Seller and any company of which it is a subsidiary or another subsidiary of any such company relating to the Business (including, but not limited to, any such agreement or arrangement under which the Seller is, or may in the future become, liable to pay any service, management or similar charge or to make any payment of interest or in the nature of interest).

Environment

10.1.18	the Seller has complied in all material respects with Environmental Law in respect of the Business and:

(a)	there are no circumstances in relation to the Seller or the Business which would reasonably be expected to give rise to or to the Seller’s knowledge have given rise to any civil, criminal, administrative or other action, claim, suit, complaint, proceeding, investigation, decontamination, remediation or expenditure by any person or competent authority under Environmental Law in relation to any properties now owned or formerly owned by the Seller or used in the Business;

(b)	the Seller has obtained and there are in full force and effect and the Seller has at all times complied in all material respects with all environmental Permits necessary for the Business, there are no circumstances which could reasonably be expected to lead to the revocation, cancellation, suspension, modification, variation or alteration of such environmental Permits and there are no circumstances which necessitate any works, remediation or expenditure (other than routine maintenance) in order to continue to comply with the environmental Permits;

(c)	at no time has the Seller received any notice alleging a breach of the terms of an environmental Permit or any other breach of Environmental Law;

(d)	all assessments reviews reports returns information and audits required by Environmental Law or any environmental Permit have been properly carried out and submitted to the appropriate authorities and their recommendations and requirements implemented where required by Environmental Law;

(e)	to the Seller’s knowledge, there are no further environmental Permits to be obtained in connection with the current business of the Seller which require works, remediation or additional expenditure to ensure compliance with such environmental Permits.

Intellectual Property Rights

10.1.19	Intellectual Property

(a)	the Intellectual Property as listed on Schedule 6 comprises all of the intellectual property rights necessary for the operation of the Business as conducted by the Seller prior to the date hereof and the Closing Date;

(b)	Schedule 6 sets forth a complete and correct list of all:

(i)	patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property owned or filed by the Seller;

(ii)	all trade names and unregistered trademarks, service marks and domain names owned or used by the Seller;

(iii)	all copyrights and copyrightable works owned or used by the Seller; and

(iv)	all licenses or similar agreements for the Intellectual Property to which the Seller is a party, either as licensee or licensor;

(c)	save as Disclosed the Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property necessary for the operation of its Business as conducted by it prior to the date hereof and the Closing Date, free and clear of all liens, licenses, security interests, encumbrances and other restrictions;

(d)	to the Seller’s knowledge no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or, is threatened and to the Seller’s knowledge, there are no grounds for the same;

(e)	to the Seller’s knowledge, no loss or expiration of any part of the Intellectual Property is pending or reasonably foreseeable;

(f)	the Seller has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property (including, without limitation, any demand or request that the Seller license any rights from a third party);

(g)	the Seller has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and the Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of its business as conducted by the Seller prior to the date hereof and the Closing Date; and

(h)	the transactions contemplated by this Agreement will have no effect on the Seller’s right, title and interest in and to the Intellectual Property. The Seller has taken all necessary action, in its reasonable business judgment, to maintain and protect the Intellectual Property so as to not affect the validity or enforceability of the Intellectual Property.

10.1.20	Web site

save as Disclosed, with respect to the Seller’s Web site used for the Business, the Seller has taken all commercially reasonable steps in connection with the creation and operation of the Web site, including, without limitation, the following:

(a)	the Seller (i) has obtained the following Universal Resource Locators (“URLs”): theglobe.ionglobal.com; (ii) has maintained adequate computer resources and system redundancies to ensure that no service outages will occur due to insufficient data-storage, memory, server or other related reasons at operations levels consistent with the Business as currently conducted; and (iii) has in place, prior to activation of the Web site, a plan to permit and accommodate anticipated increases in traffic levels (e.g., additional servers, hardware, software and/or personnel); and

(b)	to the Seller’s knowledge, the Seller has complied in all material respects with all current privacy standards regarding data collection of site visitors and customers, including without limitation, obtaining certification from eTrust and BBBOnline as applicable (if global—then must also be in compliance with the European Privacy Directive and register accordingly, as well as other countries’ privacy policies).

Commercial Arrangements and Conduct

10.1.21	Material contracts

save as Disclosed, in relation to the Business and the Purchased Assets, there is not outstanding:

(a)	any contract of guarantee, indemnity or suretyship or any contract to secure any obligation of any person;

(b)	any agreement or arrangement between the Seller and a major distributor, supplier or customer of the Seller which involves total revenue or total expenditure in excess of US$25,000;

(c)	any joint venture, consortium or partnership agreement or arrangement to which the Seller is a party;

(d)	any sale or purchase option or similar agreement or arrangement affecting any assets owned or used by the Seller or by which it is bound;

(e)	any liability, obligation or commitment of any kind (other than those listed in (a) to (d) above) on the part of the Seller (including a capital commitment) which:

(i)	is incapable of complete performance within three months from the date of Agreement; or

(ii)	has not been incurred in the ordinary course of business; or

(iii)	is, or is likely to be, of major significance to the Company; or

(iv)	exceeds, or is likely to exceed, in aggregate a sum of US$25,000.

10.1.22	Effect of Agreement on other agreements

save as Disclosed there is no agreement or arrangement in relation to the Business and the Purchased Assets involving a total revenue or total expenditure in excess of US$25,000 between the Seller and any other person which shall or may be terminated as a result of this Agreement or Closing or which shall be affected by it or which includes any provision with respect to a change in the control, management or shareholders of the Seller.

10.1.23	Commercial position

save as Disclosed, so far as the Seller is aware:

(a)	there is no substantial customer or supplier of the Seller in relation to the Business who has ceased purchasing or ordering from or supplying to it or who to the Seller’s knowledge is likely after the date of this Agreement or Closing to reduce substantially or terminate purchases or orders from or supplies to it;

(b)	there are no special circumstances which might lead to the supply by the Seller or to it of any goods or services, in relation to the Business being restricted or hindered.

10.1.24	Restrictive agreements and anti-competitive behaviour

(a)	the Seller does not violate and has not violated any law or regulation applicable in any jurisdiction relating to anti-competitive agreements or practices or behaviour or any similar matter;

(b)	the Seller is not in relation to the Business, bound by or party to any order or decision made or undertakings (binding or not) given to or any court or tribunal of competent jurisdiction or any similar authority in any jurisdiction, under or in any law, regulation or administrative process relating to unfair competition, anti-trust, monopolies, mergers or other similar matters;

(c)	except as contemplated by this Agreement and the related agreements, the Seller has not in relation to the Business, within the last two years been party to any merger, acquisition, reorganization or other similar arrangement which was capable of review by any anti-trust or similar authorities in any jurisdiction.

10.1.25	Notice of official action

the Seller is not aware of any process, notice or communication, formal or informal, by or on behalf of any authority of any country having jurisdiction in anti-trust matters, in relation to any aspect of the Business or the conduct of the Seller or any agreement or arrangement to which the Seller is or was, or is alleged to be or have been, a party, and so far as the Seller are aware it is not likely to receive any such process, notice or communication.

Litigation, Defaults and Insurance

10.1.26	Legal proceedings

save as Disclosed the Seller is not engaged or proposing to engage in any litigation, arbitration, prosecution or other legal proceedings, and there are no claims or actions (whether criminal or civil) in progress, outstanding, pending or threatened against the Seller, any of its assets or to the Seller’s knowledge, against any of its directors or officers or in respect of which the Seller is liable to indemnify any party concerned.

10.1.27	Unlawful acts by the Seller

to the Seller’s knowledge, neither the Seller nor any of its directors or any of its Affiliate’s, officers or employees has by any act or default committed:

(a)	any criminal or unlawful act in connection with the business of the Seller, other than minor road traffic offences;

(b)	any breach of trust, fraud or other willful misconduct in relation to the business or affairs of the Seller or misappropriation or infringement of any Intellectual Property; or

(c)	any breach of contract or statutory duty or any tortious act which could entitle any third party to terminate any contract to which the Seller is a party or could lead to a claim against the Seller for damages, compensation or an injunction.

10.1.28	Defaults by others

save as Disclosed no party with whom the Seller has entered into any contract in relation to the Business or the Purchased Assets is in default under it, and there are no circumstances likely to give rise to such a default.

10.1.29	Official investigations

to the Seller’s knowledge, no governmental or official investigation or inquiry concerning the Seller is in progress or threatened and, so far as the Seller is aware, there are no circumstances which are likely to give rise to any such investigation or inquiry.

10.1.30	Adequacy of cover

the Seller has, and at all times has had, valid insurance coverage in respect of the Business and Purchased Assets:

(a)	against all risks (including product liability and loss of profits for a period of at least six months) normally insured against by companies carrying on the same type of business as the Seller or having similar assets;

(b)	for the full replacement value of its assets and for such amount in respect of its business as would in the circumstances be prudent for such a business; and

(c)	from a well-established and reputable insurer.

10.1.31	Policies

all policies of insurance taken out in connection with the Business or Purchased Assets of the Seller have been Disclosed to the Buyer, are written in the name of the Seller and are in full force and effect; and the Seller has not done or omitted to do or allowed anyone to do or not to do anything which might render any of those policies void or voidable and has complied with all conditions attached to them.

10.1.32	Claims

no claim under any policy of insurance taken out in connection with the Business or Purchased Assets of the Seller is outstanding and, so far as the Seller is aware, there are no circumstances likely to give rise to such a claim.

Corporate Organisation and Business

10.1.33	Corporate Status

(a)	the Seller (including any of its representative office or branch) has been duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions that it is now carrying on business;

(b)	there has been no resolution, petition or order nor has any step been taken for the winding-up of the Seller and no receiver has been appointed in respect thereof or any part of the assets thereof and no such resolutions, orders and appointments are imminent or likely nor are there any grounds upon which such resolutions, orders and appointments could be based;

(c)	so far as the Seller is aware, no events or omissions which is not capable of remedy have occurred whereby the constitution subsistence or corporate status of the Seller has been or is likely to be adversely affected; and

(d)	neither the execution of this Agreement or the other documents hereunder, nor the performance by the Seller or CDC of their respective obligations hereunder or thereunder will (a) violate or conflict with the Articles of Incorporation or the bylaws of the Seller or any applicable law, (b) violate, conflict with or result in a breach or termination of, or otherwise give any person or entity additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument or oral understanding to which the Seller or any of its Affiliates is a party or by which any of the assets or the properties of the Seller are bound or (c) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, any of the assets or properties of the Seller.

10.1.34	Articles of Incorporation

the copies of the articles of incorporation, bylaws and other constitutional documents of the Seller delivered to the Buyer are true and complete copies, and the Seller has complied with all the provisions of its articles of incorporation, bylaws and constitutional documents and, in particular, has not entered into any ultra vires transaction.

10.1.35	Minute books and registers

the minute books and registers of the Seller and all current books of account are written up to date and all such documents and other necessary records, deeds, agreements and documents relating to its affairs are in its possession or under its control.

10.1.36	Compliance with applicable law and regulation

the Seller and its officers have complied in all material respects with the provisions of all applicable law and regulation in its place of incorporation, and the places where it carries on its business.

10.1.37	Title to Business and Purchased Assets

(a)	the Seller has valid title to, and is the exclusive legal and beneficial owner of the Business and the Purchased Assets, and, therefore, has an absolute right to sell and transfer the Business and the Purchased Assets. All the Purchased Assets will be sold and transferred to the Buyer free and clear of any Encumbrance together with all accrued beneficial rights attached to them at the date of this Agreement or subsequently becoming attached to them;

(b)	save as Disclosed, no consent, approval, authorization, permit or licence from any third party, government agency or regulatory body is necessary for the sale and transfer of the Business and the Purchased Assets by the Seller to the Buyer hereunder.

10.1.38	Powers of attorney

other than in the ordinary course of business, there are no powers of attorney given by the Seller except any given incidental to and for the purposes only of enforcement of any security.

10.1.39	Licences permissions or consents

all material licences, permissions and consents required for the carrying on of the Business of the Seller have been obtained by it and are in full force and effect and the Seller is not aware of any circumstances indicating that any of those licences, permissions or consents is likely to be revoked or not renewed in the ordinary course.

10.1.40	Other aspects of carrying on business

the Seller:

(a)	does not use on its stationery or vehicles or otherwise carry on Business under any name other than its corporate name and the name “Ion Global”; and

(b)	has complied in all material respects with all requisite corporate powers, its articles of incorporation, bylaws and legal requirements applicable to its business, whether in the US (including any state, municipality or any other jurisdiction thereof) or in any other country or jurisdiction.

10.1.41	Existence of Subsidiaries and other business

the Seller` does not have, and has never had, any Subsidiary. Save for the Business and the Dae Business, the Seller has not carried on any other business.

10.1.42	[intentionally left blank]

Employees

10.1.43	Disclosure of Material Facts

(a)	the name and title of all existing employees of the Seller for the operation of the Business are set out in Part 1 of Schedule 1 and all the information set out thereunder are true and accurate;

(b)	all facts and matters relating to the employment of all Employees of the Seller (including but not limited to their respective salaries, ages, length of service, notice periods, terms and conditions of employment, employment or benefits policies, share incentive schemes, share option schemes or profit-share schemes and entitlements under these schemes, all rights, and any other agreement or arrangement relating to the employment of the employees of the Seller) have been provided to the Buyer;

(c)	all facts and matters relating to all collective agreements, arrangements or other understandings with any trade union, staff association or other body representing the employees of the Seller have been Disclosed to the Buyer;

(d)	the amounts of the bonuses for the financial year 2007 for Employees will be substantially similar to the amounts of the bonuses for the financial year 2006 granted to Employees.

10.1.44	Compliance with Requirements

the Seller has in relation to each of its Employees:

(a)	complied in all material respects with all law, regulations and codes of practice or employment rules relevant to its relations with the Employee and with any recognised trade union representing him and all collective agreements from time to time in force relating to such relations or the conditions of service of the Employee and has maintained adequate and suitable records regarding the service of the Employee;

(b)	discharged fully its obligations to pay or deduct, as applicable, all salaries, wages, withholdings, commissions, bonuses, overtime pay, holiday pay, sick pay, accrued entitlement under incentive schemes and insurance contributions and other benefits of or connected with employment;

(c)	without prejudice to paragraph 10.1.44(a) above, complied in all material respects with all its obligations under statute and otherwise concerning the health and safety at work of each of the Employees and has not incurred any liability to any Employee in respect of any accident or injury which is not fully covered by insurance.

10.1.45	Agreements

save as Disclosed, the Seller has not entered into:

(a)	any agreement or arrangement to make any payments (other than emoluments) to or on behalf of any of its directors or Employees;

(b)	any contract of service with any Employee which is not terminable by the Seller by one month’s notice or less without payment of compensation (except as provided by statute);

(c)	any agreement or arrangement for the provision of services in return for remuneration;

(d)	any agreement imposing an obligation on the Seller to increase the rates of remuneration of, or to make any bonus or incentive payments or any benefits in kind or any payments under a profit-sharing scheme to or on behalf of, any of its Employees at any future date;

(e)	any negotiation for a change in the emoluments or other terms of engagement of any grade of any of the Seller’s Employees;

(f)	any agreement or arrangement for the provision of compensation on the termination of employment of any Employee of the Seller beyond the minimum required by law.

10.1.46	Disputes

(a)	no material dispute has arisen since the date of incorporation of the Seller between the Seller and its Employees or former employees and there are no present circumstances which are likely to give rise to any such dispute;

(b)	to the Seller’s knowledge there are no complaints pending or threatened against the Seller of whatsoever nature in relation to any of its Employees or former employees and there is no industrial action or dispute threatened or existing or anticipated in respect of or concerning any of the Seller’s Employees or former employees;

(c)	no Employee or former employee has any right to ownership of any Intellectual Property in any invention or improvement made or discovered by him in the course of employment with the Seller or otherwise any compensation or payment in respect of or right to use any such invention or improvement;

(d)	to the Seller’s knowledge there are no enquiries or investigations existing, pending or threatened affecting the Seller by any regulatory body or authority concerning any Employee;

(e)	no Employee has given notice of termination of his contract of employment or is under notice of dismissal;

(f)	the Seller has not offered any contract of employment to any person under the Business, which offer remains outstanding; and

(g)	there is no person employed or previously employed by the Seller under the Business who is on maternity leave, absent on grounds of disability or other leave of absence and have a statutory or contractual right to return to work for the Seller.

Miscellaneous

10.1.47	Insolvency

(a)	no order has been made and no resolution has been passed for the winding up of, or a provisional liquidator to be appointed in respect of, the Seller and no petition has been presented and no meeting has been convened for the purpose of winding up the Seller;

(b)	no receiver has been appointed in respect of the Seller, the Business or the Purchased Assets;

(c)	the Seller is not insolvent or unable to pay its debts within the meaning of the applicable legislation to which it is subject and the Seller has not stopped paying its debts as they fall due;

(d)	no event analogous to any of the foregoing has occurred in any jurisdiction outside of California; and

(e)	no unsatisfied judgment is outstanding against the Seller.

10.1.48	Consents

save as Disclosed, all consents, permissions, approvals and agreements of third parties which are necessary for the Seller to obtain in order to enter into and perform this Agreement in accordance with its terms have been unconditionally obtained in writing and have been Disclosed to the Buyer.

10.1.49	Material information

all material information relating to the Seller, the Business and the Purchased Assets which is known or would on reasonable enquiry be known to the Seller and which should be known by a reasonable Buyer for value of the Purchased Assets has been Disclosed or provided to the Buyer.

10.1.50	Brokers and Finders

No person or entity acting on behalf or under the authority of the Seller is or will be entitled to any broker’s, finder’s or similar fee or commission in connection with the transactions contemplated hereby.

10.1.51	Recitals and disclosures

the recitals, Exhibits and Schedules to the Agreement and all information and documents relating to the Business and Purchased Assets supplied by the Seller or any agent of any of them to the Buyer, its solicitors, accountants or other agents or advisers during or with a view to the negotiations leading up to the Agreement, are true and accurate in all respects, and there is no fact not Disclosed which would render any such information or document inaccurate or misleading or which, if Disclosed, might reasonably affect the willingness of the Buyer to purchase the Purchased Assets for the consideration or otherwise on the terms specified in the Agreement. All budgets and forecasts provided to the Buyer have been prepared using reasonable and customary assumptions. Neither the Seller nor CDC has withheld from the Buyer any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Seller, the Business or the Purchased Assets. Neither this Agreement (including the Exhibits, Schedules, certificates and other documents delivered hereto) nor any other agreement, document, certificate or written statement furnished to the Buyer by or on behalf of the Seller in connection with this Agreement, the other documents or the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

Authority of the Seller and CDC

10.1.52	Each of the Seller and CDC has full power and authority to enter into and perform this Agreement and the provisions of this Agreement, when executed, will constitute valid and binding obligations on the Seller and CDC, in accordance with its terms;

10.1.53	the execution and delivery of, and the performance by each of the Seller and CDC of its obligations under, this Agreement will not result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller or CDC is a party or by which it is bound;

10.1.54	neither the Seller nor any of its respective agents or advisers is aware of any fact or matter which would or may constitute a breach of any of the Warranties and which failure to disclose by such agents or advisers is deemed fraudulent.

TAX WARRANTIES

Accounts

10.1.55	the Seller has no liability in respect of Taxation (whether actual or contingent) or any liability for interest, penalties or charges imposed in relation to any Taxation arising in any part of the world that is not adequately Disclosed or provided for in full in the Accounts and Management Accounts.

10.1.56	the amount of the provision for deferred Taxation contained in the Accounts and Management Accounts was, at the date the Accounts and Management Accounts were prepared in accordance with US GAAP.

Events since the Accounts Date

Since the Accounts Date:

10.1.57	the Seller has not been involved in any transaction outside the ordinary course of business which has given or may give rise to a liability to Taxation on the Seller or in relation to the Business (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit).

10.1.58	no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which should have been included in the provision for deferred Taxation contained in the Accounts and Management Accounts if such a disposal or other event had been planned or predicted at the date on which the Accounts and Management Accounts were drawn up.

Payments by the Seller

10.1.59	the Seller have paid all Taxation in relation to or in connection with the Company for which it is liable to account to the Tax Authority on the due date for payment thereof and is under no liability to pay any penalty or interest in connection therewith and without prejudice to the generality of the foregoing the Seller has made all deductions and withholdings in respect or on account of Taxation which it is required by any relevant legislation to make from any payments made by it in relation to or in connection with the Seller and has accounted in full to the appropriate Tax Authorities for all amounts so deducted or withheld.

10.2	The Seller acknowledges that, in entering into this Agreement and in purchasing the Purchased Assets, the Buyer has relied and will rely upon the Warranties given herein and the Warranties as confirmed by the Seller according to Clause 6.2.1(g).

10.3	The Warranties are given subject to the matters Disclosed in the Disclosure Letter but no other information relating to the Business, the Purchased Assets and the Seller of which the Buyer has knowledge (actual or constructive) and no investigation by or on behalf of the Buyer shall prejudice any claim made by the Buyer in respect of the Warranties or operate to reduce any amount recoverable and it shall not be a defence to any claim against the Seller that the Buyer knew or ought to have known or had constructive knowledge of any information (other than as Disclosed in the Disclosure Letter) relating to the circumstances giving rise to such claim.

10.4	The Seller and CDC shall not (in the event of any claim being made against them in connection with the sale of the Purchased Assets to the Buyer) make any claim against its officer, director, employee or Affiliate on whom the Seller and CDC may have relied before agreeing to any term of this Agreement.

10.5	Each of the Warranties shall be construed as a separate warranty and shall not be otherwise limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

10.6	The Seller shall procure that the Warranties are true, accurate and complete at the date of this Agreement and, for this purpose the Warranties shall be deemed to be repeated at the Closing Date and any express or implied reference therein to the date of this Agreement shall be replaced by a reference to the Closing Date. Subject to Clause 11.1.7, the Warranties shall remain in full force and effect notwithstanding Closing.

10.7	Except as may be provided herein, the rights and remedies of the Buyer in respect of a breach of any of the Warranties shall not be affected by Closing, by any investigation made by or on behalf of the Buyer into the affairs of the Seller and the Business, by the giving of any time or other indulgence by the Buyer to any person, by the Buyer rescinding or not rescinding this Agreement, or by any other cause whatsoever except a specific waiver or release by the Buyer in writing; and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Buyer.

10.8	All representations and warranties made by any party contained in this Agreement, any Exhibit, Schedule, certificate or other instrument specifically referred to in the Warranties pursuant hereto or made in writing by or on behalf of a party in connection with the transactions contemplated by this Agreement, and all indemnification obligations under this Agreement shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereunder until the expiration of the applicable statute of limitations or, if Clause 11.1.7 (subject to Clause 11.1.8) is applicable, until the expiry of the period of eighteen (18) months after the date of this Agreement.

10.9	The Seller undertakes with the Buyer that it will before and after Closing promptly notify the Buyer in writing of any event or circumstance of which they become aware which is or may be inconsistent with any of the Warranties or which might make any of the Warranties untrue or misleading if given at Closing.

11.	INDEMNIFICATION – GENERAL AND TAX

11.1	General Indemnification

11.1.1	As used in this Clause 11.1, the following terms shall have the following meanings:

(a)	“Claim” means any claim, demand, dispute, action, suit, investigation or legal or analogous proceedings.

(b)	“General Event of Indemnification” with respect to:

(i)	the Seller shall mean:

(aa)	any breach of any representation or Warranty, or any breach or failure of observance or performance of any agreement, undertaking, commitment, obligation, indemnity or covenant of the Seller contained in this Agreement (including the Exhibits and Schedules) or in any certificate or other writing delivered in connection herewith at, before or after Closing or any facts or circumstances constituting such untruth, inaccuracy or breach;

(bb)	any Claims, liabilities or obligations of any kind or nature relating to the Business or the Purchased Assets arising from, relating to or in connection with the Business, operations or affairs of the Seller or any of the assets, properties, interests in assets or properties or rights of the Seller which were existing at or as of Closing or arising in whole or in part out of any acts, transactions, conditions, circumstances or facts which occurred or existed on or prior to Closing, and which were not Disclosed on or before the execution of this Agreement; and

(cc)	any Claims, liabilities or obligations of any kind or nature arising from, relating to or in connection with the Excluded Assets or the Excluded Liabilities whether existing at or as of Closing or at any time thereafter;

(ii)	the Buyer shall mean any breach of any representation, Buyer Warranty, or any breach or failure of observance or performance of any agreement, undertaking, commitment, obligation, indemnity or covenant of the Buyer contained in this Agreement or in any certificate or other writing delivered in connection herewith at, before or after Closing or any facts or circumstances constituting such untruth, inaccuracy or breach.

(c)	“Special Event of Indemnification” with respect to:

(i)	the Seller shall mean any Claims, liabilities or obligations of any kind or nature arising from, relating to or in connection with any of the events set out in Schedule 13 whether existing at or as of Closing or at any time thereafter, and whether Disclosed or not on or before the execution of this Agreement; and

(ii)	the Buyer, shall mean any Claims, liabilities or obligations arising from the Buyer’s failure to pay the applicable Taxes to the appropriate tax authority in accordance with Clause 3.3 after deducting or withholding such payment from the Purchase Price.

(d)	“Losses” in this Clause 11 shall mean any and all Losses (as defined in Clause 1.1) sustained, suffered or incurred by the Buyer Indemnified Person or Seller Indemnified Person.

11.1.2	“Buyer Indemnified Persons” shall mean and include the Buyer and its respective officers, directors, employees, Affiliates, parents, subsidiaries, successors and assigns; and “Seller Indemnified Persons” shall mean and include the Seller and its respective officers, directors, employees, Affiliates, parents, subsidiaries, successors and assigns.

11.1.3	The Seller shall indemnify, defend and hold harmless the Buyer Indemnified Persons, and each of them, from and against any and all Losses and Claims (including Claims by third party) arising from or in connection with any General Event of Indemnification or Special Event of Indemnification except to the extent such Losses or Claims are due to fraud, gross negligence or wilful misconduct of any Buyer Indemnified Persons.

11.1.4	The Buyer shall indemnify, defend and hold harmless the Seller Indemnified Persons, and each of them, from and against any and all Losses and Claims (including Claims by third party) arising from or in connection with any General Event of Indemnification or Special Event of Indemnification, except to the extent any such Losses or Claims are due to fraud, gross negligence or wilful misconduct of any Seller Indemnified Person.

11.1.5	This indemnity is to be a continuing security to the Buyer and Seller for all representations, Warranties, agreements, undertakings, commitments, obligations, indemnities or covenants on the part of the Seller or the Buyer (as the case may be) under or pursuant to this Agreement notwithstanding settlement of account or other matter or thing whatsoever.

11.1.6	This indemnity is in addition and without prejudice to and not in substitution for any rights or security which the Buyer and the Seller may now or hereafter have or hold for performance and observance of any agreement, undertaking, commitment, obligation, indemnity or covenant on the part of the Seller or the Buyer (as the case may be) under or in connection with this Agreement.

11.1.7	Limitation of Liability in respect of the Warranties or the Buyer Warranties

Notwithstanding anything contained herein to the contrary but subject to Clause 11.1.8, (i) neither the Buyer nor the Seller may make a claim for indemnification pursuant to Clause 11 or Clause 14.1 in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) for Losses the amount of which is less than US$35,000 (“Minor Losses”) even if such Minor Losses in the aggregate exceed the Basket (as defined below); (ii) neither the Buyer nor the Seller may make a claim for indemnification pursuant to Clause 11 or Clause 14.1 in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) unless and until Losses in an aggregate amount (excluding the Minor Losses) exceed US$75,000 (the “Basket”) in which case the Buyer or the Seller may make such claim(s) for indemnification for any and all Losses (excluding the Minor Losses) and not merely for the excess of the Basket; (iii) in no event shall the aggregate liability of (a) the Buyer or the Seller pursuant to this Clause 11.1 or (b) CDC pursuant to Clause 14.1 in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) exceed one hundred percent (100%) of the Purchase Price; and (iv) the period during which claims for any breach of a Warranty and/or indemnification pursuant to this Agreement in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) may be made shall commence from the date of this Agreement to the expiry of the period of eighteen (18) months after the date of this Agreement.

11.1.8	None of the limitations regarding any Loss or Claim in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) whether as to the amount or time set forth in Clause 11.1.7 shall apply if in any case the Losses and Claims have arisen from or in connection with:

(a)	any Special Event of Indemnification;

(b)	any breach of the Tax Warranties set out in Clauses 10.1.55 to 10.1.59; or

(c)	any breach of the Warranties set out in Clauses 10.1.14(b), 10.1.19, 10.1.33(a), 10.1.36, 10.1.37, 10.1.52 to 10.1.54.

For avoidance of doubt, no claim for any Loss or Claim arising from or in connection with items (a), (b) or (c) of this Clause 11.1.8 above shall be brought after the expiry of the applicable statute of limitation.

11.2	Covenant in Respect of Tax

11.2.1	In this Clause unless the context otherwise requires:

(a)	“Tax Event” includes (without limitation) any omission, event, action or transaction whether or not the Seller is a party thereto, the death of any person,

a change in the residence of any person for any Tax purpose, a failure to make sufficient dividend payments to avoid an apportionment or deemed distribution of income and the entering into and Closing of this Agreement and references to the result of events on or before Closing shall include the combined result of two or more events one or more of which shall have taken place on or before Closing;

(b)	“relief” includes (without limitation) any relief, allowance, credit, set off, deduction or exemption for any Tax purpose; and

(c)	reference to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation.

11.2.2	Subject as hereinafter provided, the Seller hereby covenants with and undertakes to indemnify the Buyer (at its election, for itself, its Affiliates and as trustee for its successors in title) against:

(a)	any Tax liability of the Seller or in relation to the Business or Purchased Assets resulting from or by reference to any income, profits or gains earned accrued or received on or before the Closing Date or any Tax Event on or before such date whether alone or in conjunction with other circumstances and whether or not such Tax is chargeable against or attributable to any other person;

(b)	any Tax liability of the Seller or in relation to the Business or Purchased Assets that arises after Closing as a result of an act, omission or transaction by a person other than the Seller and which liability to Tax falls upon the Seller or in relation to the Business or Purchased Assets as a result of its having been in the same group for Tax purposes as that person at any time before Closing;

(c)	any Tax liability of the Seller or in relation to the Business or Purchased Assets that would not have been payable had there been no breach of any Tax Warranties and which is not the subject of the covenants in sub-clauses (a) and (b) above; and

(d)	all costs and expenses which are incurred by the Buyer or any of its Affiliates or the Seller in connection with any of the matters referred to in this Clause 11.2 or in taking or defending any action under the covenants contained in this Clause 11.2 (including, without prejudice to the generality of the foregoing, all legal and other professional fees and disbursements).

11.2.3	The Purchase Price shall be allocated among the Purchased Assets in accordance with their values as determined by the Buyer; provided that no portion of the Purchase Price beyond the minimum portion required by the Buyer’s accountants shall be allocated to the non-solicitation provisions under Clause 13.1 hereof. Each of the parties hereto shall (i) report the purchase and sale of the Purchased Assets in accordance with the allocations determined by the Buyer for all Tax purposes (including the filing of IRS Form 8594), (ii) not take a Tax position which is inconsistent with such allocation, and (iii) cooperate with each other in preparing IRS Form 8594 or any other statements, Tax returns or reports required by the IRS or any other Tax Authority.

12.	BUYER’S RIGHTS

12.1	Without prejudice to any other right or remedy of the Buyer hereunder, if before Closing:

(a)	the Buyer becomes aware that any of the Warranties was at the date of this Agreement, or has since become, untrue or misleading or that the Seller or CDC is in breach of any term of this Agreement; or

(b)	any Tax Event occurs which has, or is likely to have, any effect on the financial position or business prospects of the Business or Purchased Assets as a whole, not being a Tax Event which affects generally all companies carrying on business similar to that of the Seller in a part or parts of the world where the Business is conducted, the Buyer shall be entitled to terminate this Agreement without incurring liability to the Seller or CDC.

12.2	Without prejudice to any other right or remedy of the Seller hereunder, if before Closing the Seller becomes aware that any of the Buyer Warranties was at the date of this Agreement, or has since become, untrue or misleading or that the Buyer is in breach of any term of this Agreement, the Seller shall be entitled to terminate this Agreement without incurring liability to the Buyer.

12.3	The rights, including rights of rescission, conferred on the Buyer and Seller by this Agreement are in addition and without prejudice to all other rights and remedies available to the Buyer and the Seller; and no exercise or failure to exercise a right under this Agreement or otherwise or to invoke a remedy shall constitute a waiver of that right or remedy by the Buyer or the Seller.

13.	PROTECTION OF THE BUYER’S INTERESTS

13.1	Competing Business and Restricted Services, etc.

13.1.1	In this clause:

(a)	“competing business” means any business which competes with the Business.

(b)	“restricted services” means services of the same type as or similar to or performs the same or similar functions of any services provided by the Seller under the Business at Closing.

(c)	“Restricted Period” means the period of 3 years commencing from the Closing Date.

(d)	references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other person.

13.1.2	Each of the Seller and CDC covenants with the Buyer that during the Restricted Period:

(a)	it shall not directly or indirectly:

(i)	solicit, canvass or approach or endeavour to solicit, canvass or approach any person, firm or company for the purpose of offering to that person, firm or company restricted services or provide on behalf of a competing business any restricted services to any person, firm or company:

(aa)	who was provided with services under the Business by the Seller or the Buyer at any time during the previous two (2) year period immediately preceding Closing; or

(bb)	who was negotiating with the Seller or the Buyer for the provision of services under the Business at any time during the previous twelve (12) month period immediately preceding Closing.

(ii)	solicit or entice away or endeavour to solicit or entice away from the Buyer any person employed by the Buyer in any capacity with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to a competing business or restricted services whether or not such person would commit a breach of contract by reason of leaving such employment except that the foregoing restriction does not apply to any general solicitation for employees or public advertising of employment opportunities not specifically directed at any person employed by the Buyer;

(b)	it shall not at any time disclose or use, for his own benefit or that of any other person any confidential information which it possesses concerning the Business or of any person having dealings with the Business.

13.1.3	Each of the restrictions set out in Clause 13.1.2 above are separate and severable and in the event of any such restriction being determined as unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

13.1.4

The parties agree that in connection with the circumstances and transactions contemplated by this Agreement, the restrictive covenants herein contained are reasonable in time and scope, necessary for the protection of the Business and the legitimate interests of the Buyer, and supported by adequate consideration and further agree that having regard to those circumstances the said covenants do not work harshly or unreasonably upon the parties. However, it is recognized that restrictions of the nature in question may fail for technical reasons currently unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the Business or the Buyer’s legitimate interests but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in time or scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective under applicable law.

13.2	Trademarks, Tradenames, etc.

13.2.1	Each of the Seller and CDC hereby covenants with the Buyer that save as required for the performance of their obligations as contemplated in this Agreement, immediately after Closing and except as otherwise directed by the Buyer, the Seller and CDC shall cease and shall procure that each of their respective Affiliates and other persons authorized by them or such Affiliates shall cease the use of all or any of the trademarks, service marks, logos, trade names, Internet domain names and corporate names forming part of the Purchased Assets or otherwise used in the Business (including without limitation “Ion Global” or any part of parts thereof), in any of their forms or spellings (or in forms or spellings similar or resemble to the same) (whether registered or unregistered) for any purpose whatsoever.

13.3	The obligations and liabilities of the Seller and CDC under this Clause 13 are the joint and several obligations and liabilities of the Seller and CDC.

14.	GUARANTEE AND INDEMNITY BY CDC

14.1	In consideration of the Buyer entering into this Agreement, CDC hereby unconditionally and irrevocably guarantees to the Buyer the due and punctual performance and observance by the Seller of all the Seller’s obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to this Agreement and subject to the provisions of Clauses 11.1.7 and 11.1.8 agrees to indemnify the Buyer and its Affiliates against all Losses, damages, costs and expenses (including reasonable legal costs and expenses) which the Buyer or any of its Affiliates may suffer through or arising from any breach by the Seller of such obligations, commitments, warranties, undertakings, indemnities or covenants. The liability of CDC as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

14.2	If and whenever the Seller defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by the Seller under or pursuant to this Agreement, CDC shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Buyer and its Affiliates as they would have received if such obligation or liability had been duly performed and satisfied by the Seller. CDC hereby waives any right which it may have to require the Buyer to proceed first against or claim payment from the Seller to the intent that as between the Buyer and CDC the latter shall be liable as principal debtor as if CDC had entered into all undertakings, agreements and other obligations jointly and severally with the Seller.

14.3	This guarantee and indemnity is to be a continuing security to the Buyer for all obligations, commitments, warranties, undertakings, indemnities and covenants on the part of the Seller under or pursuant to this Agreement notwithstanding any settlement of account or other matter or thing whatsoever.

14.4	This guarantee and indemnity is in addition to and without prejudice to and not in substitution for any rights or security which the Buyer may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings, covenants, indemnities and warranties of the Seller and CDC under or in connection with this Agreement.

14.5	CDC shall not, after any claim has been made pursuant to this Clause 14, claim from the Seller any sums which may be owing to them from the Seller or have the benefit of any set-off, counter-claim or proof against or dividend, composition or payment by the Seller until all sums owing to the Buyer in respect hereof shall have been paid in full.

14.6	As a separate and independent stipulation, CDC agree that any obligation expressed to be undertaken by the Seller under this Agreement (including, without limitation, any moneys expressed to be payable under this Agreement) which may not be enforceable against or recoverable from the Seller by reason of any legal limitation, disability or incapacity of any of them or any other fact or circumstance shall nevertheless be enforceable against or recoverable from CDC as though the same had been incurred by CDC and CDC was sole or principal obligors in respect thereof and shall be performed or paid by CDC on demand.

15.	WARRANTIES BY BUYER

15.1	The Buyer hereby warrants and represents to the Seller that the matter set forth below (“Buyer Warranties”) are true and accurate (a) as of the date of this Agreement and (b) as of the Closing Date:

15.1.1	Corporate Status

(a)	the Buyer has been duly incorporated and constituted, and is legally subsisting under the laws of its place of incorporation;

(b)	there has been no resolution, petition or order nor has any step been taken for the winding-up of the Buyer and no receiver has been appointed in respect thereof or any part of the assets thereof and no such resolutions, orders and appointments are imminent or likely nor are there any grounds upon which such resolutions, orders and appointments could be based; and

(c)	so far as the Buyer is aware after making all due enquires, no events or omissions which is not capable of remedy have occurred whereby the constitution subsistence or corporate status of the Buyer has been or is likely to be adversely affected.

15.1.2	Insolvency

(a)	no order has been made and no resolution has been passed for the winding up of, or a provisional liquidator to be appointed in respect of, the Buyer and no petition has been presented and no meeting has been convened for the purpose of winding up the Buyer;

(b)	no receiver has been appointed in respect of the Buyer;

(c)	the Buyer is not insolvent or unable to pay its debts within the meaning of the applicable legislation to which it is subject and the Buyer has not stopped paying its debts as they fall due;

(d)	no event analogous to any of the foregoing has occurred in any jurisdiction outside Hong Kong;

(e)	no unsatisfied judgment is outstanding against the Buyer.

15.1.3	Authority of the Buyer

(a)	the Buyer has full power and authority to enter into and perform this Agreement and the provisions of this Agreement, when executed, will constitute valid and binding obligations on the Buyer, in accordance with its terms;

(b)	the execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement will not result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller or CDC is a party or by which it is bound.

15.1.4	The Buyer acknowledges that, in entering into this Agreement and in selling the Purchased Assets, the Seller has relied and will rely upon the Buyer Warranties given herein and the Buyer Warranties as confirmed by the Buyer according to Clause 6.4 upon Closing.

15.1.5	The Buyer Warranties are given subject to the matters Disclosed in the Buyer Disclosure Letter.

15.1.6	Each of the Buyer Warranties shall be construed as a separate warranty and shall not be otherwise limited or restricted by reference to or inference from the terms of any other Buyer Warranty.

15.1.7	The Buyer represents that the Buyer Warranties are true, accurate and complete at the date of this Agreement and, for this purpose, such Buyer Warranties shall be deemed to be repeated at the Closing Date.

16.	MISCELLANEOUS

16.1	Where in this Agreement, any liability is undertaken by two or more persons, the liability of each of them shall be joint and several.

16.2

No party may assign or transfer, or purport to assign or transfer, any of its rights or obligations under this Agreement without prior written consent of the other parties (except for an assignment or transfer by the Buyer to any of its Affiliates) and this

Agreement shall be binding on and enure for the benefit of the parties’ successors, permitted assigns and personal representatives. In the event that an Affiliate of the Buyer to whom the Buyer’s rights or obligations under this Agreement have been assigned, ceases to be an Affiliate of the Buyer, the Buyer shall promptly procure such entity to assign or transfer such rights or obligations back to the Buyer (as the case may be).

16.3	This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

16.4	This Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

16.5	Each party confirms that, except as provided in this Agreement, no party has relied on any representation or warranty or undertaking which is not contained in this Agreement, without prejudice to any liability for fraudulent misrepresentation, no party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

16.6	Subject to the terms hereof, so far as it remains to be performed, this Agreement shall continue in full force and effect notwithstanding Closing.

16.7	The Seller shall after Closing execute all such deeds and documents and do all such things as the Buyer may require for perfecting the transactions intended to be effected under or pursuant to this Agreement and for vesting in the Buyer the full benefit of the Purchased Assets. Furthermore, the parties hereto hereby agree to be bound by the provisions set forth in this Agreement even in the event that any provision set forth herein were determined to be unenforceable or ineffective vis-à-vis third parties.

16.8	In the case that any provision or part of a provision of this Agreement is declared invalid, not binding or not enforceable, then, such declaration shall be effective only in connection with such provision or part of a provision and therefore shall not impair the validity, binding effects and enforceability of the other parts of such provision and/or the other provisions of this Agreement.

16.9	The transfer of any Purchased Assets pursuant to this Agreement shall be together with all rights and benefits attached thereto as at the date of transfer and shall be free from all liens, charges and Encumbrance.

16.10	This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile or electronic signatures shall be treated as original signatures.

17.	CONFIDENTIALITY OF INFORMATION RECEIVED

17.1	The parties undertake with each other that they shall treat as strictly confidential all proprietary, non-public information received or obtained by them or their employees,

agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of the Seller, the Buyer or any member of Aegis Group and that it will not at any time hereafter make use of or disclose or divulge to any person any such information without consent of the other parties and shall use its best endeavours to prevent the publication or disclosure of any such information.

17.2	The restrictions contained in Clause 17.1 shall not apply so as to prevent the parties from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which the parties are subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (providing always that the provisions of this Clause 17 shall apply to and the parties shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to them) or from making any disclosure for the purpose of exercising their rights or performing their obligations hereunder, nor shall the restriction apply in respect of any information which comes into the public domain otherwise than by a breach of this Clause 17 by any party.

17.3	For a period of six (6) months after Closing, the Seller shall procure an announcement to be posted on the website www.dae.com in relation to the sale of the Business to the Buyer the content of which shall be mutually agreed between the Buyer and Seller and shall procure a link to website www.molecular.com to be posted on the website www.dae.com.

18.	COSTS

18.1	The parties shall pay their own costs in connection with the preparation, negotiation, execution and completion of this Agreement. Notwithstanding the foregoing, the Buyer agrees to pay 50% of the costs for preparation of the legal opinion by Cayman counsel required to be delivered by the Seller pursuant to Clause 6.2.1(j).

18.2	Any stamp or transfer duty or similar tax of and incidental to this Agreement and the transfer of the Purchased Assets hereunder shall be borne by the Seller absolutely. The Buyer shall be entitled to deduct or withhold from the Purchase Price on account of such tax according to Clause 3.3.

19.	NOTICES

19.1	A notice, approval, consent or other communication in connection with this Agreement:

19.1.1	must be in writing; and

19.1.2	must be left at the address of the addressee, or sent by prepaid registered post (airmail if posted to or from a place outside the US) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number in the US then to that address or facsimile number.

The address and facsimile number of each party is:

The Seller
Address	:	88 Kearny St., 9th Floor San Francisco, CA 94108
Facsimile	:	1-415-398-2940
Attn		Managing Director

CDC
Address	:	2 Concourse Parkway, Ste 800 Atlanta GA 30328
Facsimile	:	1-678-259-8737
Attn		General Counsel

The Buyer
Address	:	343 Arsenal Street Watertown, MA 02472
Facsimile	:	617-218-6500
Attn	:	Chief Financial Officer

With a copy to
Address	:	Three Park Avenue, 32nd Floor New York, NY 10016 USA
Facsimile	:	1 310 907 1345
Attn	:	Head of Legal Affairs, Aegis Media

19.2	A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with Clause 19.3) unless a later time is specified in it.

19.3	A letter or facsimile is deemed to be received:

19.3.1	in the case of a posted letter, unless actually received earlier, on the third (seventh, if posted to or from a place outside the US) day after posting; and

19.3.2	in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

20.	GOVERNING LAW AND ARBITRATION

20.1	This Agreement shall be governed by, and construed in accordance with, Delaware law without reference to any conflicts of law principles thereto.

20.2	Arbitration

20.2.1

Save for the matters provided under Clause 6.6, any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement shall be solely and finally settled by binding arbitration conducted pursuant to the rules of the American Arbitration Association

(the “AAA Rules”) by one or more arbitrators appointed in accordance with the AAA Rules. The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented to the arbitrators, irrespective of the magnitude thereof.

20.2.2	All arbitration proceedings shall be conducted in the English language pursuant to the AAA Rules. The arbitration shall take place in San Francisco, California or such other place as the parties may mutually agree in writing. The parties hereto agree to facilitate the arbitration by (i) making available to each other and to the arbitrators all documents, books, records and personnel under their control as the arbitrators shall determine to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive, contiguous days; and (iii) observing strictly the time periods established by the AAA Rules or by the arbitrators for the submission of evidence and briefs.

20.2.3	Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereby waive to the fullest extent permitted by law any rights to appeal or to review such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgement on the arbitration award may be entered in any court having jurisdiction over the parties or their assets.

20.2.4	Notwithstanding anything herein contained, either party shall be entitled to seek injunctive relief, if possible, from any court of competent jurisdiction to protect its rights under this Agreement pending the constitution of the arbitral tribunal pursuant to this Clause 20.2.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed on their behalf in the places and on the date hereinafter written.

The Seller

SIGNED by	)
on behalf of	)	/s/ Robert B. Webster
ION GLOBAL (CALIFORNIA), INC.	)
in the presence of: /s/ Christine Wienand	)

The Buyer

SIGNED by /s/ David Bruce Holtham, CFO	)
on behalf of MOLECULAR, INC.	)
in the presence of: /s/ Donald S. Bell	)

CDC

SIGNED by	)
on behalf of	)	/s/ Simon Wong
CDC SOFTWARE CORPORATION	)
in the presence of: /s/ Nicole Lo	)